EXECUTION COPY

Exhibit 10.1

ASSET PURCHASE AGREEMENT
BY AND AMONG
KIK INTERNATIONAL LLC,
PRESTIGE BRANDS INTERNATIONAL, INC.,
THE SPIC AND SPAN COMPANY,
SOLELY FOR PURPOSES OF SECTION 8.12 AND ARTICLE 9, MEDTECH HOLDINGS, INC.,
AND
SOLELY FOR PURPOSES OF SECTION 8.8, SECTION 8.11, SECTION 8.13 AND ARTICLE 9, PRESTIGE BRANDS HOLDINGS, INC.
JULY 2, 2018

US_ACTIVE-141110256.21

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9.8 Governing Law; Consent to Forum	53
9.9 Binding Effect	53
9.10 Rules of Construction	53
9.11 Severability	54
9.12 Specific Performance	54

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EXHIBITS

Exhibit A	—	Accounting Methodologies
Exhibit B	—	Transition Services Agreement
Exhibit C	—	Allocation Statement

SCHEDULES

Schedule 1	—	Products
Schedule 2	—	Permitted Liens
Schedule 2.1(b)	—	Assumed Contracts
Schedule 2.1(d)	—	Business Intellectual Property Rights
Schedule 2.1(e)	—	Domain Names
Schedule 2.1(g)	—	Permits
Schedule 3.3	—	Seller Non-contravention Schedule
Schedule 3.4	—	Seller Governmental Consents Schedule
Schedule 3.5(a)	—	Financial Information Schedule
Schedule 3.6	—	Absence of Certain Developments Schedule
Schedule 3.7	—	Real Property Schedule
Schedule 3.10	—	Tax Matters Schedule
Schedule 3.11	—	Material Contracts Schedule
Schedule 3.12	—	Customers and Suppliers Schedule
Schedule 3.13	—	Proprietary Rights Schedule
Schedule 3.14	—	Litigation Schedule
Schedule 3.15(c)	—	Recall Schedule
Schedule 3.16	—	Permits Schedule
Schedule 3.17	—	Insurance Schedule
Schedule 3.18	—	Affiliated Transactions Schedule
Schedule 3.19	—	Compliance with Laws Schedule
Schedule 3.20	—	Environmental Matters Schedule
Schedule 3.21	—	Inventory Schedule
Schedule 3.22	—	Seller Brokers’ Fees Schedule
Schedule 3.23	—	Bank Accounts Schedule
Schedule 4.4	—	Buyer Governmental Consents Schedule
Schedule 4.7	—	Buyer Brokers’ Fees Schedule
Schedule 5.3(a)(iv)	—	Seller Closing Consents Schedule
Schedule 5.3(b)(v)	—	Buyer Closing Consents Schedule

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ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT is made as of July 2, 2018 (this “Agreement”), by and among KIK International LLC, a Delaware limited liability company (“Buyer”), Prestige Brands International, Inc., a Virginia corporation, The Spic and Span Company, a Delaware corporation (each of Prestige Brands International, Inc. and The Spic and Span Company, a “Seller” and, collectively, the “Sellers”), solely for purposes of Section 8.12 and Article 9, Medtech Holdings, Inc., a Delaware corporation (“Guarantor”), and, solely for the purposes of Section 8.8, Section 8.11, Section 8.13 and Article 9, Prestige Brands Holdings, Inc., a Delaware corporation (“Parent”). Buyer and each of the Sellers are sometimes referred to herein individually as a “Party” and collectively as the “Parties”; provided, that Guarantor and Parent shall be a “Party” for purposes of Article 9 only.
A.The Sellers are, among other things, in the business of developing, having manufactured by third parties, marketing, selling, and distributing in certain distribution channels in the United States, Mexico, Canada and certain other jurisdictions, the cleaning products marketed, sold, and distributed under certain of the Chore Boy®, Chlorinol®, Cinch®, Comet®, Spic and Span®, and other trademarks that are set forth on Schedule 1 attached hereto (collectively, the “Products”, and such business as conducted by the Sellers for the three (3) calendar year period ending on the Closing Date, the “Business”).
B.Each Seller desires to sell to Buyer, and Buyer desires to purchase from the Sellers, certain of the Sellers’ respective assets used in the Business, on the terms and subject to the conditions set forth herein.
Now, therefore, the Parties hereby agree as follows:
1.DEFINITIONS
1.1    Definitions. As used in this Agreement:
“Accounting Methodologies” means GAAP, at the relevant time, applied on a consistent basis, using the accounting principles, methodologies, methods and procedures specifically described on Exhibit A and applied on a consistent basis with the preparation of the Financial Information for the fiscal year ended March 31, 2018.
“Acquisition Documents” means each of the agreements and related documents pursuant to which one or more of the Sellers or an Affiliate of one or more of the Sellers acquired its right, title, and interest in, to, and under the Products, and/or certain of the assets or properties used in the operation of the Business.
“Action” means any claim, action, suit, audit, assessment, reassessment, survey, charge, prosecution, hearing, litigation, inquiry, proceeding, or administrative or other legal proceeding, mediation or arbitration (including any appeal or application for review) of any kind or nature, at law or in equity, commenced, brought, conducted or heard by or before any Governmental Authority or arbitrator.

“Affiliate(s)” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.
“Ancillary Agreements” means the Transition Services Agreement, the Assignment Agreements and any and all other instruments, agreements, or documents executed or delivered in connection with this Agreement.
“Available Cash” means cash and cash equivalents held by a Seller (including marketable securities and short-term investments).
“Books, Records and Files” means any studies, reports, records (including shipping records), books (including books of account), files, invoices, surveys, data (including financial, sales, purchasing and operating data), marketing plans, customer lists, supplier lists, correspondence and other similar documents.
“Business Day” means any day that is not a Saturday, a Sunday, or holiday observed by the United States Federal Reserve Board of Governors or the Province of Ontario, Canada.
“Chore Boy Assignment” means the assignment agreement in form reasonably satisfactory to Buyer among Parent, the Spic and Span Company and Buyer pursuant to which Parent and the Spic and Span Company assigns to Buyer its right, title and interest in and to all assets received under the Asset Sale and Purchase Agreement dated July 22, 2005, among Reckitt Benckiser Inc., Reckitt Benckiser (Canada) Inc., Parent and the Spic and Span Company and the “Transaction Documents” (as defined therein), including for the avoidance of doubt all Proprietary Rights acquired thereunder.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Commercialization Functions” means the manufacture (through third party manufacturers), transportation (through third party service providers), supply, distribution, advertisement, promotion and sale to customers of Products, it being agreed and understood that legal, financial, marketing, insurance, company strategy, marketing employees and other back office functions are not Commercialization Functions.
“Confidentiality Agreement” means that certain letter agreement, dated as of April 9, 2018 by and between Sawaya Partners, LLC (as agent for Parent) and Kronos Acquisition Holdings Inc., an Affiliate of Buyer.
“Contract” means any contract, license, sublicense, mortgage, indenture, factoring agreement, loan agreement, lease, sublease, agreement, or instrument, arrangement, commitment, undertaking or any other binding commitment to enter into any of the foregoing, in each case, whether written or oral.
“Consent” means any consent, clearance, approval, authorization, waiver, permit, grant, certificate, exemption, order, registration, declaration, filing, notice, with or to any Person or under any Law, in each case, required to permit the consummation of any of the transactions contemplated by this Agreement.
“Customer Lists” means the lists setting out the entity name of all present customers of the Business and all customers of the Business during the three (3)-year period that ended on June 18, 2018, for the ten (10) largest customers by revenue during the fiscal year ended March 31, 2018, which lists include the name and contact details from Sellers’ business records of a point of contact therefor and, for all other such customers (the “Other Customers”), the point of contact with the Sellers or their Affiliates for each such customer.
“Disclosure Schedules” means the document of even date herewith, delivered to Buyer by the Sellers, containing the exceptions to the Sellers’ representations and warranties in Article 3.
“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA § 3(3)) and any other material employee benefit plan, program or arrangement.
“Effective Time” means 11:59 pm United States Eastern time on the day immediately preceding the Closing Date.
“Environmental Laws” means all applicable Laws relating to pollution, contamination, or protection of the environment or protection of human health and safety (including those relating to the Release or threatened Release of Hazardous Materials and the generation, use, storage, transportation, sale, labeling/re-labeling, distribution, import, export, or disposal of, or exposure of any Person to, Hazardous Materials).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Exclusively” means used exclusively in the Business or where the usage of such assets, services or liabilities (as the context requires) outside the Business has been immaterial or de minimis during the three (3)-year period beginning on July 2, 2015 and ending on the Closing Date.
“Fitzpatrick Supply Agreement” means that certain Supply Agreement between Fitzpatrick Bros., Inc. and The Spic and Span Company, dated as of May 15, 2008 (as amended by that certain First Amendment to Supply Agreement, dated as of March 1, 2011, as further amended by that certain Second Amendment to Supply Agreement, dated as of May 2, 2012).
“Fitzpatrick Indebtedness” means any Capital Recovery Amount (as defined in the Fitzpatrick Supply Agreement) outstanding as of the Effective Time.
“Fitzpatrick Indebtedness Estimate” means $1,613,808.
“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Authority” means any federal, state, local, or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any quasi-governmental authority (to the extent that the rules, regulations, or orders of such authority have the force of law), or any arbitrator, court or tribunal or any other body of competent jurisdiction.
“Hazardous Materials” means (a) any chemical, material or substance defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous waste,” “restricted hazardous waste,” “medical waste,” “toxic pollutants,” “contaminants,” “pollutants,” or “toxic substances” under any applicable Environmental Law, (b) any oil, petroleum, petroleum product, or petroleum-derived substance, (c) mold, asbestos containing materials, (d) polychlorinated biphenyls, and (e) any other chemical, material or substance prohibited, limited or regulated under any Environmental Law.
“Indebtedness” means with respect to any Person (a) any indebtedness or other obligation for borrowed money, whether current, short-term or long-term, whether secured or unsecured and whether contingent or not contingent; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any liabilities with respect to interest rate or currency swaps, collars, caps and similar hedging obligations; (d) any liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments but excluding any trade payables incurred in the ordinary course); (e) any liabilities in respect of any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which liabilities are required to be classified and accounted for under GAAP as capital leases; (f) any liabilities under any performance bond, letter of credit, banker’s acceptance or any bank overdrafts; (g) any liabilities with respect to conditional sale or title retention agreements; (h) any accrued interest, premiums, penalties and other obligations relating to the foregoing; and (i) any indebtedness referred to in clauses (a) through (h) above of any Person that is either guaranteed (including under any “keep well” or similar arrangement) by, or secured (including under any letter of credit, banker’s acceptance or similar credit transaction) by any Lien upon any property or asset owned by, such Person. Indebtedness shall also include accrued interest and any pre-payment penalties, “breakage costs,” redemption fees, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness.
“Inventory” means all Saleable finished goods inventory and, to the extent applicable, unfinished goods inventory and component parts of each Product in the possession or control of the Sellers as of the Effective Time, including any such inventory in transit, deposited in a warehouse, with a distributor or in the possession of any supplier of the Business where title to such inventory remains with either Seller as of the Effective Time.
“Inventory Target” means $7,800,000.
“Inventory Value” means the aggregate value of the Inventory as of the Effective Time determined in accordance with the Accounting Methodologies.
“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Know-How” means trade secrets, confidential know-how, customer data or other the confidential information, whether tangible or intangible, primarily related to, and acquired through the operation of, the Business, including algorithms, ideas, designs, formulas, formulations, methods, processes, programs, prototypes, systems and techniques.
“Knowledge of the Sellers,” “Known to the Sellers,” or “Sellers’ Knowledge” means the actual knowledge of Timothy Connors, Ronald M. Lombardi, Christine Sacco, William P’Pool, Jeff Zerillo, Mary Beth Fritz, and Richard D. Weiss, as of the date of this Agreement.
“Knowledge of Buyer,” “Known to Buyer,” or “Buyer’s Knowledge” means the actual knowledge of Ben Kaak, as of the date of this Agreement.
“Law” means each provision of any federal, state, provincial, municipal, local, or foreign law, statute, ordinance, order, judgment, common law, code, rule, official standard, or regulation, enacted, enforced, entered, promulgated, or issued by any Governmental Authority.
“Liabilities” means all indebtedness, obligations, and other liabilities of a Person (whether known or unknown, absolute, accrued, contingent, fixed, liquidated, unliquidated or otherwise, or whether due or to become due).
“Lien” means any lien, mortgage, pledge, hypothecation, security interest, or encumbrance or charge of any kind.
“Losses” means all actual damages, penalties, fines, costs, amounts paid in settlement, Liabilities, losses, expenses and fees, including court costs and reasonable fees and expenses of outside counsel.
“Material Adverse Effect” means any change, event, circumstance, development, or effect that individually or in the aggregate with all such other changes, effects, events, circumstances, or developments, has had or would reasonably be expected to have a material adverse effect on the business, financial condition or results of operations of the Business; provided, that (except as specified below) none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect: (a) any adverse change, event, circumstance, development, or effect (whether short-term or long-term) arising from or relating to (i) general business or economic conditions, including such conditions related to the Business, (ii) any changes or developments affecting the industry in which the Business operates; (iii) the commencement, occurrence, continuation, or intensification of any national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment, or personnel of the United States or any other country or group, (iv) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (v) any changes in Law or accounting rules (including GAAP), or the enforcement, implementation, or interpretation thereof, (vi) the occurrence, continuation or intensification of any earthquakes, hurricanes, pandemics, or other natural disasters, or any other force majeure event, whether or not caused by any Person, or any national or international calamity or crisis, (vii) the taking of any action expressly required by, this Agreement or any Ancillary Agreement, or (viii) any action expressly required to be taken under any Contract identified in the Disclosure Schedules; and (b) any failure by either Seller or the Business to meet a forecast (whether internal or published) of revenue, earnings, cash flow, or other data for any period or any change in such a forecast; provided, further, that any change, event, circumstance, development, or effect referred to in clauses (a)(i) and (a)(ii), may be taken into account in determining whether there has been a Material Adverse Effect to the extent such change, event, circumstance, development, or effect has a materially disproportionate adverse effect on the Business, taken as a whole, as compared to other participants in the industry in which the Business operates.
“Mixed Contract” means any Contract to which a Seller’s Affiliate is a party and that inures partially to the benefit or burden of the Business and partially to the benefit or burden of any other business conducted by such Affiliate.
“Names” means “Prestige Brands”, “The Spic and Span Company”, and all variations and derivatives thereof, and any other logos or trademarks, trade names, or service marks of a Seller or any Seller’s Affiliates other than any of the foregoing expressly included in the Transferred Assets. It is agreed and understood that the phrase “Spic and Span” itself or any derivative thereof that does not contain the word “Company” shall not be deemed a Name.
“Ordinary Course of Business” means an action that is taken in the ordinary course of business consistent with past custom and practice in the normal day-to-day operation of the Business, but that does not involve any breach or violation of any Contract, Permit or Law.
“Organizational Documents” means the certificate or articles of incorporation and bylaws of any corporate Person, the certificate of formation, articles of organization, and limited liability company agreement or operating agreement of any Person that is a limited liability company, and the certificate of partnership and partnership agreement of any Person that is a partnership, and any other similar governing or constituent document, as applicable.
“Permitted Liens” means: (a) Liens for Taxes, assessments, and other governmental levies, fees, or charges that are (i) not yet due and payable or (ii) being contested in good faith by appropriate proceedings; (b) mechanics’, carriers’, workmen’s, and repairmen’s Liens and other similar Liens arising or incurred in the Ordinary Course of Business; (c) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (d) to the extent applicable, zoning Laws, building codes, and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon that are imposed by any Governmental Authority having jurisdiction over such real property and that are not violated by the current use or occupancy of such real property; (e) purchase money Liens securing rental payments under capital lease arrangements; (f) to the extent applicable, easements, covenants, conditions, restrictions, and other similar matters of record affecting title to real property, which do not or would not materially impair the use or occupancy of such real property; (g) to the extent applicable, Liens identified on title policies or preliminary title reports or other documents or writings included in the public records; (h) Liens that will be released at the Closing;

(i) Liens that are set forth on Schedule 2 attached hereto; and (j) other Liens not incurred in connection with the borrowing of money that do not materially and adversely affect the occupancy, use, or value of the affected assets.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, or other business entity, or any Governmental Authority.
“Proprietary Rights” means any and all of the following in any jurisdiction throughout the world: (a) trademarks, service marks, trade names, trade dress, designs, logos, emblems, signs or insignia, slogans, art work, molds and other similar designations of source or origin, including the goodwill connected with the use of and symbolized by the foregoing (“Trademarks”); (b) copyrights and works of authorship, including websites and software, and moral rights, (c) trade secrets, Know-How and data; (d) patents, inventions, discoveries, processes, designs, techniques, developments, technology and related improvements, whether patented or not, or not patentable; (e) internet domain name registrations; (f) any similar rights having equivalent or similar effect of any of the foregoing; and (g) registrations and applications for any of the foregoing, and the right to sue for past infringement thereof; provided, that, for the avoidance of doubt, any Permits issued by the United States Environmental Protection Agency or the applicable state Governmental Authorities that are held by, or in the name of, either Seller are not, and will not be deemed, Proprietary Rights hereunder.
“Release” has the meaning set forth in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980 (42 U.S.C. §§ 9601 et seq.).
“Representatives” means, with respect to a Person, the directors, managers (of an entity that is a limited liability company and governed by the actions of one or more managers under applicable Law), officers, partners, agents, control persons, employees, consultants and professional advisers (including attorneys, accountants, auditors, investment bankers and financial advisors) of such Person.
“R&W Insurance Policy” means the Buyer-Side Representations and Warranties Insurance policy issued by Chubb Insurance Company of Canada to Buyer and incepted as of the Closing Date.
“Saleable” means useable or saleable in the Ordinary Course of Business, excluding Inventory that is (a) no longer sold, (b) discontinued, (c) obsolete, or (d) expired.
“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder).
“Social Media Platform” means a mobile and/or internet-based platform used and controlled by a Seller or any of its Affiliates for the exclusive purpose of promoting the Business, including any profiles or accounts on Facebook, Google+, Instagram, Pinterest, Tumblr, Twitter, Snapchat, and YouTube, in each case, to the extent exclusively related to the Business.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more of the other Subsidiaries of such Person, or a combination thereof or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by such Person, or one or more Subsidiaries of such Person, or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Subsidiary’’ shall include all Subsidiaries of such Subsidiary.
“Tax” means any federal, state, local, foreign or other tax, including (a) any income, gross receipts, net proceeds, net worth, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, windfall profits, profits, occupational, premium, production, occupancy, severance, license, payroll, environmental, capital stock, capital duty, disability, estimated, employment, unemployment, social security (or similar), transfer, wealth, welfare, withholding, customs duties or other tax of whatever kind (including any fee, assessment or other charges in the nature of any tax) that is imposed by any Governmental Authority, (b) any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any items described in this definition or any related contest or dispute and (c) any Liability for the Taxes of another Person that any Seller is required to pay by applicable Law, by contract or otherwise (including any transferee or secondary liability for any such Tax).
“Tax Return” means any report, return, computation, assessment, registration, declaration, claim for refund, or information return or statement required to be filed with any Governmental Authority in respect of any Taxes, including any schedule or attachment thereto and including any amendment thereof.
“Trade Laws” means any applicable Law related to the sale, marketing, promotion, export or re-export of goods, including to the extent applicable any Law promulgated or enforced by the Office of Foreign Assets Control in the United States Department of the Treasury, the United States Department of Commerce or any other department or agency of the United States Federal government or the Canadian Government, Canada’s Corruption of Foreign Public Officials Act, the UK Bribery Act, the United States Foreign Corrupt Practices Act of 1977, the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions and the United States Customs Regulations or any other applicable Law directly related to the conduct of business with Governmental Authorities or importation and exportation of any Product.
“Transaction Expenses” means any fees, costs and expenses incurred or subject to reimbursement by either Seller or any of its Affiliates, in each case in connection with preparation and negotiation of this Agreement and the Ancillary Agreements by either Seller or the consummation of the transactions contemplated by this Agreement by either Seller (whether incurred prior to or after the date hereof), including: (a) any brokerage, finders’ or other advisory fees, costs, expenses, commissions or similar payments based on arrangements made by either Seller or any of its Affiliates; (b) any fees, costs and expenses of either Seller’s counsel, accountants or other advisors or service providers; and (c) any other fees, costs, expenses or payments incurred as a result of a Seller obtaining assignment consents for the Transferred Assets or Assumed Liabilities or otherwise payable by either Seller in connection with a Seller’s receipt of any Consent in connection with the transactions contemplated by this Agreement; provided, however, that the following shall not be a Transaction Expense: (x) any price increase by a supplier, manufacturer, licensor, or other third party to any Assumed Contract expressly provided for in such Assumed Contract, (y) any price increase by a supplier, manufacturer, licensor, or other third party to any Assumed Contract that is consistent with periodic price increases by such Person in the Ordinary Course of Business with either Seller or any of its Affiliates, or (z) any fees, costs, or expenses incurred by or on behalf of either Seller or any of its Affiliates, or for which either Seller or any of its Affiliates may be responsible or liable, under the terms of Section 8.7(b).
“Transition Services Agreement” means the transition services agreement in the form of Exhibit B.
“Treasury Regulations” means the regulations promulgated under the Code.
1.2    Cross-Reference of Other Definitions. Each capitalized term listed below is defined in the corresponding section of this Agreement.

Term	Section
Agreement	Preamble
Allocation Referee	2.7(a)
Allocation Statement	2.7(a)
Archived Records	8.9(a)
Assignment Agreements	5.3(a)(vi)
Assumed Contracts	2.1(b)
Assumed Liabilities	2.3
Assumption Agreements	5.3(b)(vi)
Basket	7.6(b)
Business	Recitals
Business Claims	2.1(c)
Business Information	8.3
Business Intellectual Property Rights	2.1(d)
Buyer	Preamble
Buyer Indemnified Party (Parties)	7.1
Buyer Losses	7.1
Claims	7.4(b)
Closing	5.1
Closing Date	5.1

Term	Section
Closing Payment	5.2
Competing Activities	8.11
Competing Rights	8.7(b)(ii)
Consultant	6.1(c)
Debt	4.9(c)
Direct Claim	7.4(b)
Disputed Items	6.1(c)
Dispute Notice	6.1(c)
Enforceability Exceptions	3.2
Enterprise Value	5.2
Estimated Adjustment Statement	6.1(a)
Estimated Inventory Value	6.1(a)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Determination	7.9
Final Inventory Value	6.1(c)
Final Inventory Statement	6.1(c)
Financial Information	3.5(a)
Guarantor	Preamble
Guaranty	8.12(a)
Inbound License Agreement	3.13(c)
Indemnified Party	7.4
Indemnifying Party	7.4
Interim Financial Information	3.5(a)
Material Contracts	3.11(a)
Material Customers	3.12
Material Suppliers	3.12
Obligations	8.12(a)
Other Customers	1.1
Outbound License Agreement	3.13(d)
Parent	Preamble
Party (Parties)	Preamble
Payment Right	4.9(c)
Permits	2.1(g)
Present Fair Saleable Value	4.9(c)
Products	Recitals
Promotional Liabilities	2.3(b)
Proposed Inventory Statement	6.1(b)
Purchase Price	5.2
Receivables	2.2(c)
Remediation Activity	8.7(b)(ii)
Restricted Period	8.11

Term	Section
Return Liabilities	2.3(c)
Seller (Sellers)	Preamble
Seller Indemnified Party (Parties)	7.2
Seller Losses	7.2
Set-Off Amount	7.9
Sold Brands	8.7(b)(ii)
Solvent	4.9(b)
Straddle Period	8.5(c)
Tax Purchase Price	2.7(a)
Third Party Claim	7.4(a)
Trademark Audit Cap	8.7(b)(ii)
Trademarks	1.1
Transferred Assets	2.1
Transferred Business Records	2.1(i)
Transfer Taxes	8.5(a)
2.    SALE AND TRANSFER OF ASSETS
2.1    Transfer of Assets by Sellers. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties and agreements set forth herein, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, at the Closing, free and clear of all Liens except for any Permitted Liens, all of such Seller’s right, title, and interest in and to the following (which shall be collectively referred to herein as the “Transferred Assets”):
(a)    all Inventory;
(b)    the Contracts that are set forth on Schedule 2.1(b) (collectively, the “Assumed Contracts”);
(c)    all of the Sellers’ rights, claims, credits, prepayments, prepaid expenses, security deposits, causes of action, and rights of set-off against third parties relating primarily to the Business or primarily affecting the Transferred Assets (other than to the extent relating to any Excluded Asset or Excluded Liability), whether liquidated or unliquidated, fixed or contingent (collectively, the “Business Claims”) and all third party guarantees thereof; provided, however, that for purposes of clarity, in no event shall Business Claims include any rights, claims, credits, causes of action, or rights of set-off any Seller or any of its Affiliates may have under, or otherwise with respect to, any of the Acquisition Documents. Other than to the extent relating to any Excluded Asset or Excluded Liability, Business Claims shall include claims pursuant to all warranties, representations, and guarantees made by suppliers, manufacturers, contractors, and other third parties in connection with products or services purchased by or furnished to such Seller or any of its

Affiliates for use Exclusively in the Business or Exclusively affecting any of the Transferred Assets;
(d)    all Proprietary Rights that relate Exclusively to the Business, including those Proprietary Rights listed on Schedule 2.1(d) (collectively, the “Business Intellectual Property Rights”) and all formulations, packaging, designs, molds, art work, catalogs, pamphlets, brochures, advertisements, manuals and similar Proprietary Rights Exclusively used in the Products or in the marketing of the Products as currently marketed, other than the Names;
(e)    all domain names Exclusively used in the Business, including the internet domain names listed on Schedule 2.1(e);
(f)    all of either Seller’s or any of its Affiliates’ rights and access to the Social Media Platforms;
(g)    to the extent legally assignable, all approvals, registrations, franchises, permits, licenses, variances, exemptions, certifications and other authorizations issued or granted by a Governmental Authority (collectively, “Permits”) that are primarily used or held for use for or in connection with the Business, including the Permits listed on Schedule 2.1(g);
(h)    all sales and promotional literature, receivables history, and all other sales and purchase correspondence related Exclusively to the Business as at the Effective Time; provided, however, such Seller shall be permitted to retain a copy of such materials and information;
(i)    the Customer List; provided, however, each Seller shall be permitted to retain a copy of the Customer List;
(j)    subject to the access procedures set forth in Section 8.9, to the extent permitted by applicable Law, the Books, Records and Files (other than income and similar Tax Returns and related books, records and files) relating Exclusively to the Business, the Transferred Assets or the Assumed Liabilities (such documents and other tangible and electronic embodiments of the items, the “Transferred Business Records”); and
(k)    except to the extent related to any Excluded Asset, all goodwill associated primarily with the Business or the Transferred Assets.
2.2    Excluded Assets. Notwithstanding anything herein to the contrary, each Seller will retain and will not transfer, convey, assign, or deliver to Buyer, and Buyer will not acquire any right, title, or interest in or to any of the following assets of such Seller (collectively, the “Excluded Assets”):
(a)    any Contracts that are not Assumed Contracts;
(b)    any Available Cash;

(c)    any accounts receivable and notes receivable, any unpaid interest or fees accrued thereon, and any other amounts due with respect thereto, arising out of the sale or other disposition of goods or services of the Business prior to the Effective Time (collectively, the “Receivables”);
(d)    intercompany Indebtedness owed to the Business or either Seller by either Seller or any of its Affiliates;
(e)    any assets owned or held by or under any Employee Benefit Plan, including assets held in trust or insurance contracts for the benefit of Employee Benefit Plan participants or beneficiaries, or amounts otherwise set aside or recorded as available for the payment of costs and benefits attributable to the operation of any Employee Benefit Plan;
(f)    any refunds or credits, if any, of Taxes due to such Seller by reason of its ownership of any of the Transferred Assets or its participation in the operation of the Business to the extent attributable to any time or period ending at or prior to the Effective Time;
(g)    any rights (including indemnification rights) or any claims or recoveries under any litigation or other action, suit, or cause of action, of such Seller under or otherwise with respect to any one or more of the Acquisition Documents;
(h)    to the extent not covered by Section 2.2(g), any other rights (including indemnification rights) or any claims or recoveries under any litigation or other action, suit, or cause of action, of such Seller against third parties (other than rights, claims and recoveries acquired by Buyer pursuant to Section 2.1(c)), arising out of or relating to any event prior to the Effective Time;
(i)    any real property owned or leased by such Seller;
(j)    any other assets of such Seller of any kind that are not used primarily in the operation or conduct of the Business or that are not otherwise Transferred Assets;
(k)    all customer and employer information to the extent the disclosure of such information is prohibited by applicable Law; and
(l)    any amounts to be received by such Seller from Buyer and all other rights of such Seller under this Agreement or any Ancillary Agreement.
2.3    Assumption of Liabilities. Upon the terms and subject to the conditions of this Agreement, and in reliance upon the representations, warranties, and agreements set forth herein, Buyer agrees to assume as of the Closing, and to thereafter perform and discharge all of the following Liabilities with respect to the Business and the Transferred Assets (collectively, the “Assumed Liabilities”):
(a)    excluding all Liabilities set forth in Section 2.4(c), and excluding any Liability to pay third parties for Inventory included in the Transferred Assets and reflected in the Final Inventory Value, as finally determined in accordance herewith, all Liabilities solely to the extent arising under the Assumed Contracts (i) to furnish goods, services, and other benefits to another party after the Effective Time, (ii) to pay for goods, services, and other benefits that another party will furnish to it after the Effective Time, and (iii) without limiting the generality of the foregoing clauses (i) and (ii), to the extent such Liabilities arise out of or relate to events, facts, circumstances, occurrences, conditions or periods occurring after the Effective Time (provided, however, that a Liability shall not be deemed to relate to such events, facts, circumstances, occurrences or conditions merely because a related Action is brought after the Effective Time with respect to events, facts, circumstances, occurrences or conditions occurring prior to the Effective Time);
(b)    all Ordinary Course of Business Liabilities and charges for promotional and advertising materials and services, marketing expenses, disbursements, coupon redemptions, co-op fees, temporary price reductions, free goods, off-invoice discounts, trade promotions, and promotional allowances which are redeemed, paid, or otherwise become due at or after the Effective Time with respect to any Product sold at or after the Effective Time (the “Promotional Liabilities”);
(c)    all Liabilities and charges for or associated with any return of any Product sold by the Business or either Seller in the Ordinary Course of Business on or prior to the Closing Date (the “Return Liabilities”); and
(d)    the Fitzpatrick Indebtedness to the extent included in the Fitzpatrick Indebtedness Estimate.
2.4    Excluded Liabilities. Notwithstanding the provisions of Section 2.3 of this Agreement, except as expressly set forth herein, Buyer does not agree to assume, perform, discharge, or indemnify either Seller against, or otherwise have any responsibility for, any Liabilities of either Seller other than the Assumed Liabilities, whether arising prior to, on, or after the Closing (collectively, the “Excluded Liabilities”), including:
(a)    any Liabilities related to Employee Benefit Plans or any employee of either Seller;
(b)    other than the Promotional Liabilities and the Return Liabilities, any Liabilities resulting from the Sellers’ or any other Seller Indemnified Party’s use and operation of the Transferred Assets or conduct of the Business prior to the Effective Time;
(c)    all Liabilities solely to the extent related to Inventory transferred on the Closing for Product recalls, non-compliance with the terms of any customer Contract or other Contract or the failure of such Inventory to meet contractual specifications, regardless of whether such Liabilities constitute Promotional Liabilities or Return Liabilities;
(d)    accounts payable of the Business outstanding as of the Effective Time;

(e)    any Liability, whether currently in existence or arising hereafter, owed by any Seller to any of its Affiliates;
(f)    except as provided in Section 8.5(a), any Liability for Taxes attributable to the Transferred Assets or the operation of the Business with respect to any taxable period (or portion thereof) ending on or before the Effective Time;
(g)    except for the Fitzpatrick Indebtedness, any Indebtedness of the Business;
(h)    any Transaction Expenses;
(i)    any Fitzpatrick Indebtedness in excess of the Fitzpatrick Indebtedness Estimate; and
(j)    all Liabilities related to the matters set forth on Schedule 2.4(j), whether arising before or after the Effective Time.
2.5    Assignment of Contracts and Rights.
(a)    With respect to any Assumed Contract identified on the Seller Closing Consents Schedule and any claim, right or benefit arising thereunder or resulting therefrom, the Seller party thereto has and, to the extent applicable, its Affiliates have, used commercially reasonable efforts to obtain the written consent of the other party(ies) to any such Assumed Contract for the assignment thereof to Buyer prior to the Closing Date.
(b)    Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to sell, assign, transfer, convey, deliver or assume an Assumed Contract or Assumed Liability to the extent that a sale, assignment, transfer, conveyance, delivery or assumption thereof would, without the Consent by any relevant Person, if applicable, (i) constitute a breach or other contravention thereof or (ii) be ineffective, void or voidable, in the case of each of clauses (i) and (ii) unless and until such Consent is obtained.
(c)    If the circumstances described in Section 2.5(b) exist, then until the earliest of (i) the twelve (12)-month anniversary of the Closing Date, or (ii) the expiration or termination of the applicable Assumed Contract or Assumed Liability, (A) the Sellers shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any such Consent required to sell, assign, transfer, convey or deliver (directly or indirectly) any such Assumed Contract or Assumed Liability to Buyer at the Sellers’ sole cost and expense; (B) the Sellers and Buyer shall cooperate to put in place an arrangement reasonably satisfactory to Buyer and the applicable Seller under which Buyer will obtain, to the fullest extent practicable, the claims, rights, and benefits with respect to such Assumed Contract, and assume the corresponding obligations thereunder (including by means of agency, supply, subcontracting, sub-licensing, or sub-leasing arrangement by such Seller to Buyer), or under which such Seller will enforce for the benefit of Buyer, with Buyer assuming such Seller’s obligations thereunder, any and all claims, rights, and benefits of such Seller against a third party thereto and (C) the Sellers shall be responsible for any Transaction Expenses incurred in obtaining such Consents. Buyer shall cooperate with the Sellers in their fulfillment of their obligations under clause (A) of this Section 2.5(c).
(d)    After the date hereof, once a Consent required for the sale, assignment, conveyance, assumption, transfer and delivery of an Assumed Contract of the type described in Section 2.5(b) is obtained, the Seller party thereto shall promptly transfer such Assumed Contract to Buyer at no additional cost to Buyer in accordance with the terms of this Agreement.
2.6    Affiliate Transfers. To the extent that any Transferred Asset, Excluded Asset, Assumed Liability or Excluded Liability is owned by any Affiliate of either Seller, any reference to “Seller” or “Sellers” in Sections 2.1 to 2.4 shall be deemed to be a reference to such Seller and its Affiliates or the Sellers and their Affiliates as the context requires.
2.7    Purchase Price Allocation.
(a)    As soon as practicable after the date hereof and, in any event, within thirty (30) days after the Closing Date, Buyer shall deliver to the Sellers an allocation schedule substantially in the form attached hereto as Exhibit C (the “Allocation Statement”) allocating the consideration paid by Buyer to the Sellers hereunder, as determined for United States federal income Tax purposes pursuant to Treasury Regulations Section 1.1060-1(c) (the “Tax Purchase Price”), among the Transferred Assets in accordance with the provisions of Treasury Regulations Section 1.1060-1(c) and the other provisions of the Treasury Regulations referred to therein. Buyer shall consult with the Sellers regarding the allocation prior to delivering the Allocation Statement to the Sellers, and Buyer and the Sellers shall use commercially reasonable efforts to jointly agree upon the allocation prior to Buyer delivering the Allocation Statement to the Sellers. If within thirty (30) days after the delivery of the Allocation Statement, the Sellers notify Buyer in writing that the Sellers object to the allocation set forth in the Allocation Statement, then Buyer and the Sellers shall use commercially reasonable efforts to resolve such dispute within thirty (30) days following the date of Buyer’s receipt of such notice. If Buyer and the Sellers are unable to resolve such dispute within such thirty (30)-day period, Buyer and the Sellers shall jointly retain a nationally recognized accounting firm which is reasonably acceptable to Buyer and the Sellers and which has no material relationship with Buyer, either Seller, or their respective Affiliates or other material conflict (the “Allocation Referee”) to resolve the remaining outstanding disputed items. Upon resolution of such disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Allocation Referee shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not determined in favor of the Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers and Buyer.
(b)    If there is an adjustment to the Tax Purchase Price, the Allocation Statement shall be adjusted in accordance with Code Section 1060 and the Treasury

Regulations promulgated thereunder and as mutually agreed by Buyer and the Sellers. If mutual agreement is not reached within thirty (30) days after the date of the adjustment of the Tax Purchase Price, any disputed items shall be resolved in substantially the manner described in Section 2.7(a). Buyer and the Sellers agree to file any additional information return required to be filed pursuant to Code Section 1060 of the Treasury Regulations promulgated thereunder and to treat the Allocation Statement as adjusted to reflect such resolution.
(c)    None of Buyer or the Sellers or any of their respective Affiliates shall take any position for Tax purposes (including the filing of all Tax Returns, including IRS Form 8594 with its federal income Tax Return for the taxable year that includes the Closing Date) that is inconsistent with the allocation of the Tax Purchase Price agreed or determined pursuant to this Section 2.7 unless required to do so by Code Section 1060 and the Treasury Regulations promulgated thereunder or other applicable Law, except pursuant to a final “determination” (as defined in Code Section 1313(a) or any corresponding provision of state, local or foreign Law). Any redetermination (within the meaning of Treasury Regulations Section 1.338-7) of the Tax Purchase Price shall be made as required thereby and shall be taken into account by Buyer and the Sellers in carrying out the provisions hereof and the preparation and filing of Tax Returns referred to above to the extent applicable. Notwithstanding the foregoing, nothing contained herein shall prevent Buyer or either Seller from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the allocation of the Tax Purchase Price, and none of Buyer or the Sellers shall be required to litigate before any court any proposed deficiency or adjustment by any Governmental Authority challenging such allocation.
(d)    The provisions of this Section 2.7 shall survive the Closing.
3.    REPRESENTATIONS AND WARRANTIES OF THE SELLERS
As an inducement to Buyer to enter into this Agreement, each Seller hereby represents and warrants to Buyer as of the date of this Agreement that, except as set forth in the Disclosure Schedules (it being understood that (x) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and do not constitute, and shall not be deemed as constituting, representations, warranties, or covenants of any Seller, (y) any item that is disclosed on any schedule of the Disclosure Schedules shall be deemed disclosed on each other schedule or schedules of the Disclosure Schedules to the extent the relevance or applicability of such item thereto is reasonably apparent on its face, notwithstanding the omission of a reference or cross-reference thereto, and (z) the mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty shall not be deemed an admission or representation that such item represents an exception or a material fact, event, or circumstance or an admission of any Liability to any Person or that such item has or would reasonably be expected to have a Material Adverse Effect or meet any other materiality threshold):
3.1    Organization, Qualification, and Power. Such Seller is a corporation duly incorporated and validly existing. Prestige Brands International, Inc. is in good standing under the laws of the State of Virginia and The Spic and Span Company is in good standing under the laws of the State of Delaware. Such Seller has all corporate power and authority to own, lease, and operate the properties owned, leased and operated by it in the Business and to carry on the Business as now being conducted by it.
3.2    Authorization. Such Seller has full corporate power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by such Seller of this Agreement and each Ancillary Agreement to which it is a party, the performance by such Seller of its obligations hereunder and thereunder, and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of such Seller. This Agreement and each Ancillary Agreement to which such Seller is a party has been duly executed and delivered by such Seller, and (assuming due authorization, execution, and delivery by Buyer and the other parties thereto) this Agreement and each such Ancillary Agreement constitute legal, valid, and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Enforceability Exceptions”).
3.3    Non-contravention. Except as set forth on the “Seller Non-contravention Schedule” attached hereto as Schedule 3.3, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (a) violate, conflict with or result in the breach of any Law to which such Seller is subject or any provision of such Seller’s Organizational Documents or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Assumed Contract or result in the imposition or creation of a Lien (other than any Permitted Lien) upon or with respect to any of the Transferred Assets, except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
3.4    Governmental Consents. Except as set forth on the “Seller Governmental Consents Schedule” attached hereto as Schedule 3.4, such Seller is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order to execute and deliver this Agreement and each Ancillary Agreement to which it is a party or consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.
3.5    Financial Information.
(a)    The Sellers have furnished Buyer with unaudited special purpose financial statements of the net sales, cost of goods sold, advertising, promotion, freight and warehousing expenses and the contribution margin of the Business, for the fiscal years ended March 31, 2017 and March 31, 2018 and for the two (2)-month period ended May 31, 2018 (such financial information for the period ended May 31, 2018 being referred to herein as the “Interim Financial Information”) (collectively, the “Financial Information”), copies of which are set forth on the “Financial Information Schedule” attached hereto as Schedule 3.5(a).
(b)    The Financial Information has been derived from the Sellers’ and its Affiliates books and records and financial statements which are prepared in accordance with GAAP and Seller’s accounting policies, and presents fairly, in all material respects, the net sales, cost of goods sold, advertising, promotion, freight and warehouse expenses and the contribution margin of the Business as of the dates and for the periods referred to therein; provided, however, that (i) the records for the Business were not and are not maintained in a format typical of the records of a business maintained in a separate legal entity; and (ii) the Interim Financial Information is not intended to be a complete presentation of the financial position, operating results, and cash flows of the Business, but was prepared consistent with the preparation of the Financial Information for the fiscal year ended March 31, 2018.
3.6    Absence of Certain Developments. Except as set forth on the “Absence of Certain Developments Schedule” attached hereto as Schedule 3.6, since May 31, 2018 through to the date of this Agreement, the Business has been conducted in the Ordinary Course of Business in all material respects, such Seller and its Affiliates have not, with respect to the Business:
(a)    experienced or suffered a Material Adverse Effect;
(b)    sold or otherwise disposed of any of its material assets, tangible or intangible, other than (i) in the Ordinary Course of Business, (ii) sales of obsolete assets or assets with no book value, and (iii) sales or other dispositions of any asset with a fair market value less than $50,000;
(c)    created or suffered to exist any Lien (other than a Permitted Lien) upon any of its assets, tangible or intangible, outside the Ordinary Course of Business or securing any Liability in excess of $50,000, individually or in the aggregate;
(d)    entered into or consummated any transaction involving the acquisition of the capital stock or other equity securities, assets, property, or a business line of any Person other than purchases of inventory in the Ordinary Course of Business;
(e)    instructed any customer of the Business to purchase or maintain Inventory at a level in excess of the level of Inventory historically purchased or maintained by such customer in such a manner that after the Closing would result in decreased orders from such customer as compared to the normal historical orders of such customer;
(f)    experienced an increase in Inventory levels in a material amount not in the Ordinary Course of Business, or failed to replenish Inventory and supplies in the Ordinary Course of Business, or any made any purchase commitment not in the Ordinary Course of Business or at any price materially in excess of the then-current market price or upon terms and conditions materially more onerous than those usual and customary in the industry;

(g)    other than in the Ordinary Course of Business, changed the Business’ selling, pricing, advertising or personnel practices, in each case, in any material respect;
(h)    other than in the Ordinary Course of Business, changed the Business’ practices, policies, procedures or timing of the collection of accounts receivable, billing of its customers, pricing and payment terms, cash collections, cash payments, or other terms with vendors, in each case, in any material respect;
(i)    changed the accounting principles, methods or practices (including any change in depreciation or amortization policies or rates) utilized with respect to the Business in any material respect;
(j)    experienced any material shortage or any material cessation or interruption of inventory shipments, supplies or ordinary services;
(k)    experienced any incident of damage, destruction or loss of any property owned by it or used in the operation of its Business, whether or not covered by insurance, having a replacement cost or fair market value in excess of $50,000 individually;
(l)    made any capital expenditures or commitments therefor in excess of $100,000 individually or $250,000 in the aggregate; or
(m)    committed (orally or in writing) to any of the foregoing.
3.7    Real Property. Except as set forth on the “Real Property Schedule” attached hereto as Schedule 3.7, such Seller and its Affiliates do not use any real property primarily in the operation of the Business.
3.8    Title to Assets. Such Seller and its Affiliates have with respect to the Transferred Assets owned by it or its respective Affiliates, and the Sellers and their Affiliates collectively have, good and valid title or (in the case of leased or licensed personal property) a valid leasehold title or license, free and clear of all Liens (other than Permitted Liens), to all of the Transferred Assets. EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, ALL OF THE TRANSFERRED ASSETS BEING CONVEYED HEREUNDER ARE BEING CONVEYED ON AN “AS IS”, “WHERE IS” BASIS WITHOUT REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
3.9    Sufficiency of Assets. The Transferred Assets, together with the services contemplated by the Parties to be provided or otherwise made available pursuant to the Transition Services Agreement and services to be provided by Buyer, the assets and properties conveyed to Buyer under the Chore Boy Assignment, and each arrangement under the terms of Section 2.5(c), constitute, in all material respects, the assets necessary for the Commercialization Functions as conducted by the Sellers and their Affiliates as of immediately prior to the Effective Time, and such assets are sufficient in all material respects to permit Buyer to continue to sell the Products immediately following the Closing with their current formulations and packaging.

3.10    Taxes. Except as set forth on the “Tax Matters Schedule” attached hereto as Schedule 3.10:
(a)    all Taxes due and owing by such Seller or its predecessor in interest (whether or not shown as due and owing on any Tax Return) in connection with or relating to the Transferred Assets and the Business have been timely paid;
(b)    all Tax deficiencies, assessments and reassessments of Taxes relating to the Transferred Assets or the Business that have been claimed, proposed or asserted in writing against such Seller have been fully paid or finally settled;
(c)    such Seller is not presently the beneficiary of any extension of time to file any Tax Return relating to the Transferred Assets and the Business; and such Seller has not granted or been requested in writing to grant any waiver of any statutes of limitations applicable to any claim for Taxes or with respect to any Tax assessment or deficiency relating to the Transferred Assets and the Business;
(d)    such Seller or its predecessor in interest has withheld or collected and paid over to the applicable Governmental Authority all Taxes arising in connection with or relating to the Transferred Assets and the Business that were required by applicable Laws to have been withheld or collected and paid over to a Governmental Authority, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person, and all material forms required to be filed with respect to any such Taxes have been properly completed and timely filed;
(e)    no foreign, federal, state or local Tax audits or administrative or judicial Tax proceedings have been threatened in writing or are pending or being conducted against such Seller with respect to Taxes in connection with or relating to the Transferred Assets and the Business, and such Seller and its Affiliates have not received from any foreign, federal, state or local Governmental Authority (including jurisdictions where such Seller or its Affiliates have not filed Tax Returns) any written (i) notice indicating an intent to open an audit or other review of any Tax Liability relating to the Transferred Assets and the Business, (ii) request for information related to Tax matters relating to the Transferred Assets and the Business or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed relating to the Transferred Assets and the Business;
(f)    there are no Liens for Taxes (other than Permitted Liens) upon any of the Transferred Assets; and
(g)    none of the transactions contemplated by this Agreement are subject to Tax withholding pursuant to Code Section 3406 or subchapter A of Chapter 3 of the Code, or to the Tax withholding provisions of any other applicable Law.
Notwithstanding any other provision of this Agreement, the representations and warranties contained in this Section 3.10 are the sole representations and warranties made with respect to Taxes.

3.11    Material Contracts.
(a)    The “Material Contracts Schedule” attached hereto as Schedule 3.11 sets forth a true and complete list of each of the following Contracts related to the Business by which any of the Transferred Assets are bound (collectively, the “Material Contracts”):
(i)    all Contracts primarily related to the Business under which a Seller or its Affiliates is obligated to make payments, or has guaranteed the obligations of any third party to make payments, in any such case, on an annual basis in excess of $250,000, including any such Contracts with Material Suppliers;
(ii)    all Contracts with customers of the Business who have had annual purchases of Products at any time during the past three (3) years in excess of $250,000 in any single calendar year, including any such Contracts with Material Customers;
(iii)    any Contract primarily related to the Business (A) relating to the borrowing of money or the guaranty of another Person’s borrowing of money, or (B) pursuant to which a Seller or its Affiliates has loaned or advanced money to any Person, other than sales to customers on credit and advances to employees in the Ordinary Course of Business;
(iv)    any Contract granting any Person a Lien on all or any portion of the Transferred Assets;
(v)    any Contract (A) providing for any Person to be the exclusive provider of any Product or the exclusive recipient of any Product, or (B) containing a covenant by a Seller or its Affiliates with respect to the Business not to (x) compete with any Person in any business in any geographic area or (y) solicit or hire any Person;
(vi)    any Contract primarily related to the Business with capital expenditure or commitment requirements on an annual basis at any time during the past three (3) years in excess of $250,000 in any single calendar year;
(vii)    any Contract granting a most-favored nation or similar preferred pricing right, right of first refusal or right of first offer, right of first negotiation, exclusivity or similar right in favor of a third party;
(viii)    any Contract with an agent for brokering, distribution, indirect sale or other third party marketing or sale of any Product;
(ix)    any Contract primarily related to the Business involving a settlement requiring a payment of consideration in excess of $100,000 or the release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(x)    any Contract primarily related to the Business requiring either Seller or its Affiliates to make any minimum purchase;
(xi)    any Inbound License Agreement or Outbound License Agreement (other than licenses of generally available non-customized computer software granted to a Seller or its Affiliates or any prior owner of any portion of the Business with a total replacement cost of less than $50,000);
(xii)    any Contract or group of related Contracts with the same party (or group of related parties) primarily related to the Business either (A) requiring payments after the date hereof to or by either Seller or its Affiliates of more than $250,000 in any single calendar year; or (B) not terminable by such Seller or its Affiliates on ninety (90) days’ or less notice without penalty or Liability, in each case, other than (x) purchase orders and (y) purchases of advertisements and other media buys;
(xiii)    any Mixed Contract pursuant to which the Business has spent in excess of $250,000 on an annual basis in any single calendar year in the past three (3) years; or
(xiv)    any joint venture or partnership Contract related to the Business pursuant to a Seller or its Affiliates holds any securities or other equity rights in another Person.
(b)    Except as specifically disclosed on the Material Contracts Schedule, the Sellers have made available to Buyer true and complete copies of each of the written Material Contracts and a summary of the material terms of any oral Material Contracts (in each case of a written Material Contract, including all material modifications, amendments and material supplements thereto). Except as specifically disclosed on the Material Contracts Schedule: (i) each Assumed Contract is legal, valid, binding, enforceable, and in full force and effect, subject to proper authorization and execution by the other party or parties thereto and except as such enforceability may be limited by the Enforceability Exceptions (and, for the avoidance of doubt, no Seller makes any representation or warranty with respect to the enforceability of any Contract described in Section 3.11(a)(v) with respect to principles of equity limiting non-solicit and non-compete covenants); (ii) such Seller and its Affiliates are not in material breach or material default under any Assumed Contract, and no event has occurred which with or without notice or lapse of time or both would constitute a material breach or material default thereunder. Except as specifically disclosed on the Material Contracts Schedule, there is no pending or, to the Sellers’ Knowledge, threatened claim in writing challenging the validity or enforceability of any Assumed Contract and, to Sellers’ Knowledge, there are no facts or circumstances that would reasonably provide a basis for any such claim. During the one (1)-year period ending on the date hereof, none of the Sellers or any of their Affiliates have received any notice in writing from any other party to an Assumed Contract that such Person intends to terminate, or not renew, any Assumed Contract.

3.12    Customer and Suppliers. The “Customers and Suppliers Schedule” attached hereto as Schedule 3.12 sets forth, with respect to the Business, a true and complete list of: (a) the twenty (20) largest customers (the “Material Customers”) by revenue during the fiscal year ended March 31, 2018, and the amount of revenues collected by the Sellers and its Affiliates from each such Material Customer during such fiscal year in respect of the Business, and (b) the five (5) largest suppliers (the “Material Suppliers”) from whom the Sellers or their Affiliates in respect of the Business purchased products, services or other tangible or intangible property or license rights during the fiscal year ended March 31, 2018, and the dollar amount paid by the Sellers and its Affiliates to each such Material Supplier during such fiscal year in respect of the Business. There exists no actual, and to the Sellers’ Knowledge there is no threatened in writing, termination, cancellation or material diminution in, or any other materially adverse change in, the business relationship of either Seller or their Affiliates with any Material Customer or Material Supplier (or group of Material Customers or Material Suppliers). Since March 31, 2018, (i) neither Seller nor any of the Sellers’ Affiliates has negotiated any change to the terms of any Contract with any Material Customer that would adversely impact the gross margins of such Material Customer and (ii) neither Seller nor any of the Sellers’ Affiliates has been notified in writing by any Material Supplier of any increase in the costs charged by such Material Supplier. No Material Customer has any right to any material credit or refund for products sold or services rendered or to be rendered by the Sellers or their Affiliates in respect of the Business pursuant to any Contract with either Seller or its Affiliates or business practice outside of the Ordinary Course of Business of either Seller or its Affiliates in respect of the Business.
3.13    Proprietary Rights.
(a)    Except for any Permitted Liens or as disclosed on the “Proprietary Rights Schedule” attached hereto as Schedule 3.13, one or more of the Sellers owns and possesses all right, title, and interest in and to, or has a valid right to use, the Proprietary Rights used in the Commercialization Functions and included in the Transferred Assets, free and clear of all Liens, which such Proprietary Rights have been maintained in a commercially reasonable manner, are, to the Sellers’ Knowledge, valid and subsisting, are in full force and effect and have not expired or been cancelled or abandoned by or on behalf of either Seller.
(b)    A complete and correct list of the registrations and applications with respect to such Proprietary Rights, together with all material unregistered Proprietary Rights primarily related to the Business, are set forth on the Proprietary Rights Schedule, and such Proprietary Rights include all of the Proprietary Rights necessary for the continued conduct of the Commercialization Functions in all material respects after Closing in substantially the same manner as conducted by the Sellers and their Affiliates as of immediately prior to the Effective Time. Except as set forth on the Proprietary Rights Schedule, the Proprietary Rights Schedule identifies for each such registered Proprietary Right or such Proprietary Right for which an application to register is pending, as applicable: (i) the serial number, registration number or application number; and (ii) the date of registration and the date of renewal.

(c)    The Proprietary Rights Schedule sets forth a complete and correct list of all license agreements pursuant to which either Seller or its Affiliates has been granted any rights in any Proprietary Rights for use in the Commercialization Functions or otherwise Exclusively related to the Business (other than any off-the-shelf license agreements for commercially available software) (each, an “Inbound License Agreement”), identifying for each: (i) the licensor(s) thereunder; (ii) the date thereof; and (iii) the Proprietary Rights licensed thereunder.
(d)    The Proprietary Rights Schedule sets forth a complete and correct list of all license agreements pursuant to which either Seller or its Affiliates grants any rights in any Proprietary Rights primarily used in or primarily related to the Business to any other Person (each, an “Outbound License Agreement”), identifying for each: (i) the licensee(s) thereunder; (ii) the date thereof; and (iii) the Proprietary Rights licensed thereunder.
(e)    Except as set forth on the Proprietary Rights Schedule, (i) to the Sellers’ Knowledge, neither the Business nor the Sellers’ nor their Affiliates’ conduct of the Business has infringed or misappropriated any Proprietary Rights of any third Person; (ii) no Actions before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority elsewhere) are pending, or to the Sellers’ Knowledge, are threatened, (A) challenging the validity, enforceability, scope, ownership, or infringement of any Proprietary Rights primarily used in the Business and owned by one or more of the Sellers or its Affiliates, or (B) alleging that the Business is infringing, violating, misappropriating, diluting, or interfering with any Proprietary Rights of any Person; and (iii) there are no settlements, consents, judgments, injunctions, charges, orders, proceedings or other agreements which restrict the Business’ rights to use any Proprietary Rights.
(f)    To the Sellers’ Knowledge, the Business’ Proprietary Rights, including the Proprietary Rights included in the Transferred Assets, have not been infringed upon or misappropriated by any third Person and the Sellers and their Affiliates have not brought or threatened any Action against any Person related to the Business that (i) alleges such Person’s infringement, violation, misappropriation, or dilution of, or interference with, any such Proprietary Right; (ii) challenges any Person’s ownership or use of, or the validity or enforceability of, any Proprietary Right; or (iii) challenges the validity or enforceability of any Inbound License Agreement or Outbound License Agreement; and to the Sellers’ Knowledge, there are no facts or circumstances that would reasonably provide a basis for any claim described in the foregoing clauses (i) – (iii) and the Sellers have maintained commercially reasonable processes and procedures designed to identify any such basis for a claim.
(g)    All registered Trademarks, applications to register Trademarks, and material unregistered Trademarks included in the Transferred Assets are in use in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates (with respect to registered Trademarks) or applications (with respect to unregistered Trademarks for which an application has been filed).

(h)    Each Seller and its Affiliates have taken commercially reasonable efforts to protect the confidentiality of its material trade secrets and confidential information relating to the Business.
3.14    Litigation; Proceedings. Except as set forth on the “Litigation Schedule” attached hereto as Schedule 3.14, there are no actions, suits, proceedings, judgments, awards, decrees, injunctions, or orders pending or, to the Knowledge of the Sellers, threatened against either Seller or its Affiliates with respect to the Business or any of the Transferred Assets.
3.15    Product Liability; Product Warranty; Recalls.
(a)    Neither Seller nor any of such Seller’s Affiliates (i) has any material liability arising out of any injury to individuals or property as a result of the ownership, possession or use of any Product designed, manufactured, maintained, delivered or sold by or on behalf of such Seller or its Affiliates and (ii) within the past three (3) years has committed any act or failed to commit any act, which has resulted or would reasonably be expected to result in any material product liability or material liability for breach of warranty on the part of such Seller or its Affiliates with respect to the Products.
(b)    All Products are, and for the past three (3) years have been, processed, manufactured, and marketed in all material respects in accordance with (i) the specifications and standards required by or contained in customer Contracts or purchase orders and (ii) all applicable Laws, including those pertaining to good manufacturing practices and all Environmental Laws in effect during such time period. During the three (3)-year period prior to the date of this Agreement: (A) there have been no third party product liability or warranty claims or voluntary or involuntary product recalls involving the Products, and (B) neither Seller or its Affiliates has been subject to a Governmental Authority shutdown, import or export prohibition, or received any written or, to the Knowledge of the Sellers oral, Governmental Authority notice of inspectional observation, “warning letter” or “untitled letter”, requirement to make changes to Product processes or procedures, or alleging or asserting noncompliance with any applicable Law with respect to the Business.
(c)    The “Recall Schedule” attached hereto as Schedule 3.15(c) identifies each Product recall (whether voluntary or compulsory) and the circumstances surrounding each recall, involving any Products manufactured, sold, leased, licensed or delivered by either Seller or its Affiliates during the past three (3) years. No Product manufactured, sold, leased, licensed or delivered by either Seller or its Affiliates is currently subject to a recall required by any Governmental Authority and as of the date hereof the Sellers and their Affiliates have no plans to initiate a voluntary Product recall or other market withdrawal of any Product.
3.16    Licenses, Permits, and Approvals. The “Permits Schedule” attached hereto as Schedule 3.16 lists all material Permits used in the operation of the Business as presently conducted. Neither Seller or its Affiliates is, with respect to the operation of the Business, in material violation of the terms or conditions of any Permit used in the operation of the Business, nor has either Seller or their Affiliates received written notice of any actual or alleged violation of any such

Permits with respect to its operation of the Business. Neither Seller or its Affiliates has received written notice that any of the Permits used in the operation of the Business will be revoked or not renewed, and there are no proceedings pending to revoke or withdraw any such Permits. Each Seller holds all material Permits required by applicable Environmental Laws and other Laws for the lawful conduct of the Business as presently conducted and each Seller is, and during the three (3)-year period ending on the date of this Agreement has been, in compliance in all material respects with all such Permits.
3.17    Insurance. The “Insurance Schedule” attached hereto as Schedule 3.17 lists and briefly describes each material insurance policy maintained by either Seller or any of its Affiliates that provides coverage for the Business or any of the Transferred Assets. All such insurance policies are in full force and effect, and none of the Sellers or any of their Affiliates is in default thereunder, except for any such default that would not constitute a Material Adverse Effect.
3.18    Affiliated Transactions. Except as set forth on the “Affiliated Transactions Schedule” attached hereto as Schedule 3.18 or the Material Contracts Schedule, no Affiliate of either Seller is a party to any Material Contract or owns any material property used in the operation of the Business.
3.19    Compliance with Laws.
(a)    At all times during the three (3)-year period immediately prior to the date of this Agreement, each Seller and its Affiliates have in the conduct of the Business complied in all material respects with all Laws which apply to the Business (including (i) all antitrust and consumer protection Laws in jurisdictions in which the Products are distributed or sold and (ii) Trade Laws), and to the Sellers’ Knowledge, neither Seller nor its Affiliates have received written notice of any violation of any such Law in connection with the Business, other than, such violations that are set forth on the “Compliance with Laws Schedule” attached hereto as Schedule 3.19.
(b)    Without limiting the generality of the foregoing, none of the Sellers or, to the Knowledge of the Sellers, any Representative of the Sellers acting on behalf of the Business is violating, or has within the three (3)-year period ending on the date of this Agreement, violated any Trade Laws
3.20    Environmental Matters. Except as disclosed on the “Environmental Matters Schedule” attached hereto as Schedule 3.20:
(a)    each Seller and its Affiliates with respect to the Business complies in all material respects, and has complied in all material respects during the three (3)-year period immediately prior to the date of this Agreement, with all applicable Environmental Laws in effect during such time period;
(b)    with respect to the operation of the Business, neither Seller nor its Affiliates have Released any Hazardous Materials so as would give rise to any material

Liabilities under applicable Environmental Laws in effect during the time period that the Sellers operated the Business;
(c)    neither Seller nor its Affiliates, with respect to the Business, have received any written notice of, or is subject to any pending or, to the Sellers’ Knowledge, threatened Action alleging, violations of or material Liabilities under any Environmental Law, the subject of which remains unresolved; and
(d)    the Sellers have made available to Buyer true and complete copies of the material environmental assessments, material environmental reports, and all other material environmental documents in the Sellers’ or their Affiliates’ possession relating to the operation of the Business.
3.21    Inventory. All Inventory, whether reflected in the Interim Financial Information or not, (a) is merchantable and fit for the purpose for which it was procured or manufactured, (b) has been recorded in the Financial Information in amounts not in excess of the lesser of the actual cost paid (including manufacturing conversion costs) for such items or the market value thereof and net of any material destruction or disposal costs in accordance with GAAP, and (c) was purchased in the Ordinary Course of Business. The Inventory does not include any material items that are below standard quality or of a quality or quantity not usable or saleable in the Ordinary Course of Business, the value of which has not been written down on the Sellers’ books of account to net realizable market value. None of the Inventory, other than goods in transit, is held on consignment or otherwise by any Person other than the Sellers, any distributor of the Sellers, or at premises other than those set forth on the “Inventory Schedule” attached hereto as Schedule 3.21.
3.22    Brokers’ Fees. Except as set forth on the “Seller Brokers’ Fees Schedule” attached hereto as Schedule 3.22, none of the Sellers or any of their Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
3.23    Bank Accounts. Except as set forth on the “Bank Accounts Schedule” attached hereto as Schedule 3.23, none of the Sellers or any of their Affiliates has any account, lock box, or safe deposit box with any bank, safe deposit company, or other financial institution used Exclusively in the operation of the Business.
3.24    The Procter & Gamble Company. The “P&G Schedule” attached hereto as Schedule 3.24 sets forth a true and complete list of (a) all Contracts currently in effect relating to the Business or the Products with The Procter & Gamble Company or any of its Affiliates to which either Seller or any of their Affiliates is a party and (b) to Sellers’ Knowledge, all Contracts with the Procter & Gamble Company or any of its Affiliates to purchase Transferred Assets to which either Seller or any of their Affiliates is a party.
3.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article 3 (as modified by the Disclosure Schedules), none of the Sellers or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of either Seller, the Products, or the Business, including any representation or warranty as to the accuracy or completeness of any information regarding any Seller, the Products, or the Business furnished or made available to Buyer and its Representatives (including the Confidential Information Memorandum prepared by Sawaya Partners, LLC and any information, documents, or materials made available to Buyer directly, in any electronic data room or other repository of information, in management presentations, or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability, or success of any Seller, the Products, or the Business, or any representation or warranty arising from statute or otherwise at law.
4.    REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to each Seller as follows:
4.1    Organization. Buyer is a limited liability company, duly organized, validly existing, and in good standing under the laws of the State of Delaware.
4.2    Authorization. Buyer has full limited liability company power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party and to perform its obligations hereunder and thereunder. The execution and delivery by Buyer of this Agreement and each Ancillary Agreement to which it is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite limited liability company action on the part of Buyer. This Agreement and each Ancillary Agreement to which Buyer is a party have been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by each Seller and the other parties thereto) this Agreement and each such Ancillary Agreement constitute legal, valid, and binding obligations of Buyer, enforceable against Buyer in accordance with their respective terms, except as such enforceability may be limited by the Enforceability Exceptions.
4.3    Non-contravention. Neither the execution and delivery of this Agreement or any Ancillary Agreement to which Buyer is a party, nor the consummation of the transactions contemplated hereby or thereby, will (a) violate, conflict with or result in the breach of any Law to which Buyer is subject or any provision of its Organizational Documents, or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice or consent under any Contract to which Buyer is a party or by which it is bound or to which any of its assets is subject.
4.4    Governmental Consents. Except as set forth on the “Buyer Governmental Consents Schedule” attached hereto as Schedule 4.4, Buyer is not required to give any notice to, make any filing with, or obtain any Consent of any Governmental Authority in order to execute and deliver this Agreement and each Ancillary agreement to which it is a party or consummate the transactions contemplated by this Agreement or any Ancillary Agreement to which it is a party.
4.5    Litigation. There are no actions, suits, proceedings, judgments, awards, decrees, injunctions, orders or investigations pending or, to Buyer’s Knowledge, threatened against

Buyer, at law or in equity, or before or by any Governmental Authority, which would materially and adversely affect Buyer’s performance under this Agreement or the consummation of the transactions contemplated hereby.
4.6    Condition of Tangible Assets. EXCEPT AS EXPRESSLY SET FORTH IN ARTICLE 3, BUYER AGREES TO ACCEPT THE TANGIBLE TRANSFERRED ASSETS IN THEIR “AS IS” “WHERE IS” CONDITION, WITHOUT ANY REPRESENTATION OR WARRANTY AS TO THEIR PHYSICAL CONDITION, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
4.7    Brokers’ Fees. Except as set forth on the “Buyer Brokers’ Fees Schedule” attached hereto as Schedule 4.7, Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.
4.8    Financial Ability. As of the Closing, Buyer has sufficient cash on hand together with immediately available borrowing capacity under existing credit facilities to pay the total consideration contemplated to be paid hereunder, to satisfy all of the Assumed Liabilities, and to make all other necessary payments of fees and expenses in connection with the transactions contemplated by this Agreement.
4.9    Solvency.
(a)    Immediately following the Closing, and after giving effect to all of the transactions contemplated by this Agreement, assuming all of the representations and warranties set forth in Article 3 are true and correct, and in the absence of fraud, Buyer and the Business will be Solvent. Buyer is not making any transfer of property and is not incurring any Liability in connection with the transactions contemplated by this Agreement with the intent to hinder, delay, or defraud, either present or future creditors of Buyer or the Business.
(b)    For purposes of this Agreement, “Solvent” when used with respect to Buyer or the Business means, as applicable, that immediately following the Closing Date, (i) the amount of the Present Fair Saleable Value of its assets will, as of such date, exceed all of its known Liabilities as of such date, (ii) such Person will not have, as of such date, an unreasonably small amount of capital for the business in which it is engaged or will be engaged, and (iii) such Person will be able to pay its Debts as they become absolute and mature, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its Debts.
(c)    For purposes of the definition of Solvent: (i) “Debt” means Liability on a Payment Right and “Payment Right” means (A) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (B) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured; and (ii) “Present Fair Saleable Value” means, with respect to Buyer or the Business, the amount that may be realized if its aggregate assets (including its goodwill) are sold as an entirety with reasonable promptness in an arm’s-length transaction under present conditions for the sale of comparable business enterprises.
4.10    Independent Investigation. Buyer has conducted its own independent investigation, review, and analysis of the results of operations, prospects, condition (financial or otherwise), and assets and Liabilities of the Business, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of each Seller and the Business for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer has relied solely upon its own investigation and the express representations and warranties of the Sellers set forth in Article 3 (as modified by the Disclosure Schedules); and (b) no Seller or any other Person has made any representation or warranty as to any Seller, the Products, the Business, or this Agreement, except as expressly set forth in Article 3 (as modified by the Disclosure Schedules), and ALL OTHER REPRESENTATIONS AND WARRANTIES OF ANY KIND OR NATURE, EXPRESS OR IMPLIED, WRITTEN OR ORAL (INCLUDING ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OR PROJECTIONS OF OPERATIONS, ASSETS, OR LIABILITIES OF THE BUSINESS) ARE EXPRESSLY DISCLAIMED BY BUYER, ON ITS BEHALF AND ON BEHALF OF ITS SUCCESSORS AND PERMITTED ASSIGNS.
5.    CLOSING TRANSACTIONS
5.1    The Closing. On the terms and subject to the conditions contained in this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) at the offices of Reed Smith LLP, 10 South Wacker Drive, 40th Floor, Chicago, Illinois at 10:00 a.m. Chicago time on the date hereof (the “Closing Date”) or (b) at such other place as may be mutually agreed upon in writing by the Parties.
5.2    Actions to Be Taken at the Closing. At the Closing, Buyer shall deliver to the Sellers, in such percentages or amounts as they may direct, or to such Person(s) as the Sellers shall direct in writing (by wire transfer to one or more bank account(s) designated by the Sellers in writing in advance), the sum of: (a) sixty-nine million dollars ($69,000,000) (the “Enterprise Value”), minus (b) the Fitzpatrick Indebtedness Estimate, plus (c) the amount of the Estimated Inventory Value minus the Inventory Target (the sum of (a) to (c) collectively the “Closing Payment”, and the Closing Payment plus or minus any amounts paid to the Sellers or Buyer (as applicable) pursuant to Section 6.2, being the “Purchase Price”) in immediately available funds, and Buyer and each Seller shall deliver and cause to be delivered, as applicable, all of the Closing documents set forth in Section 5.3.
5.3    Closing Deliveries.
(a)    Each Seller shall deliver or cause to be delivered to Buyer at the Closing the following documents, duly executed by the appropriate Person(s) where necessary to make them effective:

(i)    a certificate of an officer of such Seller certifying as to (A) copies of such Seller’s Organizational Documents; (B) the resolutions or written consent of the board of directors of each Seller authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby; and (C) the incumbency and signatures of the officers of the Sellers executing this Agreement and each such Ancillary Agreement;
(ii)    for those Organizational Documents that can be certified by a Governmental Authority, a copy of the applicable Organizational Documents, as applicable, as amended, of such Seller certified by the applicable Governmental Authority as of a date not more than fifteen (15) Business Days prior to the Closing Date;
(iii)    certifications issued by the secretary or department of state, or other appropriate Governmental Authority, of the jurisdiction of such Seller’s incorporation or formation, as applicable, as to the good standing of such Seller under the laws of such jurisdiction, in each case, as of a date not more than fifteen (15) Business Days prior to the Closing Date;
(iv)    a copy of each third party or Governmental Authority notice, filing, authorization, consent, or approval set forth on the “Seller Closing Consents Schedule” attached hereto as Schedule 5.3(a)(iv);
(v)    pay-off or release letters for all Indebtedness secured by Liens other than Permitted Liens on the Transferred Assets, containing a release of security interest and corresponding UCC termination statements (or customary authorizations to file UCC termination statements) therefor;
(vi)    such bills of sale, intellectual property assignments, certificates of title, endorsements, assignments, and other good and sufficient instruments of conveyance and assignment of such rights as the Parties and their respective counsel shall deem reasonably necessary or appropriate to vest in Buyer all of such Seller’s right, title, and interest in and to the Transferred Assets, including the Chore Boy Assignment (the “Assignment Agreements”); provided, that no such documents shall expand in any way the assets being assigned to Buyer hereunder;
(vii)    the Transition Services Agreement; and
(viii)    such other documents or instruments as Buyer may reasonably request as are required to consummate the transactions contemplated hereby.
All of the foregoing documents in this Section 5.3(a) shall be reasonably satisfactory in form and substance to Buyer and shall be dated as of the Closing Date unless otherwise provided above.

(b)    Buyer shall deliver to the Sellers at the Closing the following items, duly executed by the appropriate Person(s) where necessary to make them effective (it being agreed that the certificate provided in Section 5.3(b)(vii) will be delivered promptly following the Closing but on the Closing Date):
(i)    the Closing Payment;
(ii)    a certificate of an officer of Buyer certifying as to: (A) copies of Buyer’s Organizational Documents; (B) the resolutions of the board of directors of Buyer authorizing and approving the execution, delivery, and performance of this Agreement and each Ancillary Agreement to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby; and (C) the incumbency and signatures of the officers of Buyer executing this Agreement and each such Ancillary Agreement;
(iii)    for those of Buyer’s Organizational Documents that can be certified by a Governmental Authority, a copy of the applicable Organizational Documents, as amended, of Buyer certified by the applicable Governmental Authority as of a date not more than fifteen (15) Business Days prior to the Closing Date;
(iv)    certifications issued by the secretary or department of state, or other appropriate Governmental Authority, of the jurisdiction of Buyer’s incorporation as to the good standing of Buyer under the laws of such jurisdiction, in each case, as of a date not more than fifteen (15) Business Days prior to the Closing Date;
(v)    a copy of each third party or Governmental Authority notice, filing, authorization, consent, or approval set forth on the “Buyer Closing Consents Schedule” attached hereto as Schedule 5.3(b)(v);
(vi)    such customary instruments of assumption as may be reasonably requested by any Seller to evidence the assumption of the Assumed Liabilities (the “Assumption Agreements”); provided, that no such documents shall expand in any way any of Buyer’s obligations to assume anything other than the Assumed Liabilities;
(vii)    a certificate of an officer of Buyer certifying that Buyer has acquired (subject to the terms of a binder agreement) a transaction representations and warranties insurance policy with respect to the transactions contemplated hereby and that, attached to such certificate, is a complete and correct copy of the binder agreement for that policy, it being agreed that the Sellers’ consent will be required to modify all provisions of such policy that waive the ability or right of the insurer thereunder to bring an Action against, or otherwise seek recourse from, any Seller (e.g., with respect to subrogation); and

(viii)    the Transition Services Agreement; and
(ix)    such other documents or instruments as any Seller reasonably may request as are required to consummate the transactions contemplated hereby.
All of the foregoing documents in this Section 5.3(b) shall be reasonably satisfactory in form and substance to each Seller and shall be dated as of the Closing Date unless otherwise provided above.
6.    INVENTORY ADJUSTMENT
6.1    Calculation.
(a)    Prior to the Closing, the Sellers delivered to Buyer a written statement (the “Estimated Adjustment Statement”) setting forth the Sellers’ good faith estimate of Inventory Value (the “Estimated Inventory Value”) along with reasonable supporting detail therefor.
(b)    As soon as practicable, but no event later than sixty (60) days after the Closing Date, Buyer shall prepare in good faith and deliver or cause to be so prepared and delivered to the Sellers a statement (the “Proposed Inventory Statement”), setting forth, in reasonable detail, Buyer’s calculation of the Inventory Value, including the components thereof and reasonable supporting documentation therefor in a manner consistent with the definition of Inventory Value and determined in accordance with the Accounting Methodologies.
(c)    After receipt of the Proposed Inventory Statement, the Sellers shall have forty-five (45) days to review the Proposed Inventory Statement, together with any work papers used in the preparation thereof and other documentation supporting the basis of Buyer’s determination of the Proposed Inventory Statement reasonably necessary and requested by the Sellers to evaluate the Proposed Inventory Statement. During such forty-five (45)-day period, Buyer shall upon reasonable advance notice, provide the Sellers and their Affiliates and their respective Representatives with reasonable access during normal business hours and without unreasonable interference with Buyer’s operations to the books, records (including historical financial information relating to the Proposed Inventory Statement to the extent in Buyer’s possession, custody or control) and Representatives of Buyer as may be reasonably requested by the Sellers or their Affiliates or their respective Representatives to evaluate the Proposed Inventory Statement (and the calculations and information therein) and, if applicable, to prepare a written notice of any dispute regarding the Proposed Inventory Statement or any of the calculations or information therein (a “Dispute Notice”). If either Seller does not deliver a Dispute Notice to Buyer within forty-five (45) days after receipt of the Inventory Statement, the Proposed Inventory Statement shall be deemed the “Final Inventory Statement” for all purposes hereunder. Prior to the end of such forty-five (45)-day period, the Sellers may accept the Proposed Inventory Statement by delivering written notice to that effect to Buyer, in which case the Proposed

Inventory Statement shall be deemed the “Final Inventory Statement” for all purposes hereunder when such notice is received by Buyer. If either Seller delivers a Dispute Notice to Buyer within such forty-five (45)-day period, then the Sellers and Buyer shall negotiate in good faith to resolve such all disputes in such Dispute Notice during the thirty (30)-day period commencing on the date Buyer receives the Dispute Notice from such Seller. Any Dispute Notice delivered pursuant to this Section 6.1(c) shall specify in reasonable detail all disputes and objections either Seller has with the Proposed Inventory Statement (or the calculations or information therein). If the Sellers and Buyer do not agree upon a final resolution with respect to all items included in the Dispute Notice within such thirty (30)-day period, then the remaining items in dispute (the “Disputed Items”) shall be submitted promptly for resolution to an independent, nationally recognized U.S. accounting firm reasonably acceptable to the Sellers and Buyer (the “Consultant”). Buyer and the Sellers shall each (i) promptly enter into a customary engagement letter with the Consultant in which the scope of the Consultant’s engagement will be specified in reasonable detail in a manner consistent with this Agreement, (ii) instruct the Consultant that a written determination (which shall contain the underlying reasoning and calculations) of the Consultant with respect to all of the Disputed Items and the final determination of the Proposed Inventory Statement as a result of the resolution of such Disputed Items shall be completed and distributed to Buyer and the Sellers within forty-five (45) days after the engagement of the Consultant, and (iii) instruct the Consultant that the resolution and determination of the Disputed Items shall be based solely on the applicable definitions and provisions of this Agreement related to the Inventory Value, the Proposed Inventory Statement, the Dispute Notice and on written submissions, responses and presentations by the Sellers and Buyer (or their respective Representatives), and not based on independent review by the Consultant. Buyer and the Sellers shall, and shall cause their respective Affiliates to, make a written submission to the Consultant, provide a written response to the written submission of the other Party(ies) and make their financial and other books and records reasonably available to the Consultant as reasonably requested by the Consultant in connection with its resolution of the Disputed Items and determination and finalization of the Proposed Inventory Statement. The Parties shall instruct the Consultant that it shall under no circumstances be permitted to resolve (A) any disputes other than the Disputed Items or (B) any disputes regarding the scope of the disputes to be resolved by the Consultant pursuant to this Section 6.1(c). The Parties shall instruct the Consultant that in resolving the Disputed Items the Consultant shall (1) act as an expert and not an arbitrator, (2) make an independent calculation of the amount of each Disputed Item and (3) assign a value to each Disputed Item that is within the range of values assigned to such item in the Proposed Inventory Statement and the Dispute Notice, respectively. The determination of the Consultant shall be final and binding, absent manifest error. The dispute resolution procedures under this Section 6.1(c) shall constitute an expert determination under New York CPLR Article 76. The fees and expenses of the Consultant shall be paid by the Sellers, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Sellers or Buyer, respectively, bears to the aggregate amount actually contested by the Sellers and Buyer. Except as provided in the immediately preceding sentence, all other costs and expenses incurred by the Parties in connection with resolving any dispute under this Section 6.1(c) before the Consultant shall be borne by the

Party incurring such cost or expense. The Sellers and Buyer shall instruct the Consultant to revise the Proposed Inventory Statement to reflect the resolution of all Disputed Items pursuant to this Section 6.1(c) and, as so revised, such Proposed Inventory Statement shall be the deemed the “Final Inventory Statement” for all purposes hereunder. The “Final Inventory Value” shall be the Inventory Value set out in, as applicable, (aa) the Proposed Inventory Statement if the Sellers accept or do not timely dispute such statement in accordance with this Section 6.1(c) or (bb) if there are Disputed Items, the Proposed Inventory Statement as determined and revised by the Consultant after its resolution and determination of the Disputed Items in accordance with this Section 6.1(c). Absent fraud or manifest error, the Final Inventory Statement, as determined in accordance with this Agreement, shall be conclusive, final, and binding on the Parties, in all respects and shall constitute an arbitral award upon which a judgment may be rendered by a Governmental Authority having proper jurisdiction thereover.
6.2    Adjustment. If the Final Inventory Value is less than the Estimated Inventory Value, then the Sellers shall pay to Buyer within ten (10) Business Days after the determination of the Final Inventory Value pursuant to Section 6.1(c) an amount equal to the absolute value of such deficit by wire transfer of immediately available funds in U.S. dollars to an account designated in advance in writing by Buyer. If the Final Inventory Value is greater than the Estimated Inventory Value, then Buyer shall pay to the Sellers within ten (10) Business Days after the determination of the Final Inventory Value pursuant to Section 6.1(c), in such percentages or amounts as they may direct, the aggregate amount of such excess by wire transfer of immediately available funds in U.S. dollars to an account or accounts designated in advance in writing by the Sellers. If the Final Inventory Value is equal to the Estimated Inventory Value, then no payment shall be due and owing by any of the Parties under this Article 6.
7.    INDEMNIFICATION
7.1    Indemnification by Sellers. From and after the Closing (but subject to the provisions of this Article 7, including each of the limitations set forth herein), the Sellers shall, jointly and severally, indemnify Buyer and its equityholders, officers, directors, employees, and agents (each individually, a “Buyer Indemnified Party” and collectively, the “Buyer Indemnified Parties”) and defend and hold each Buyer Indemnified Party harmless against, any Losses that such Buyer Indemnified Party may suffer, sustain, or become subject to as a result of, arising out of, or relating to (a) any breach of, or failure to perform, any agreement or covenant of the Sellers contained in this Agreement, (b) any Excluded Liability or (c) any breach of any of the representations or warranties of Seller contained Section 3.1 (Organization, Qualification, and Power), Section 3.2 (Authorization), Section 3.8 (Title to Assets) and Section 3.22 (Brokers’ Fees) (collectively, “Buyer Losses”), provided, that in the case of the foregoing clause (c) only, all limitations and qualifications relating to “material”, “materiality” or “Material Adverse Effect” contained in such representations or warranties will in each case be disregarded and without effect (as if such standard or qualification was deleted from such representation or warranty) for purposes of calculating Losses resulting therefrom.

7.2    Indemnification by Buyer. From and after the Closing (but subject to the provisions of this Article 7) Buyer agrees to indemnify each Seller and its Affiliates, equityholders, officers, directors, employees, and agents (each individually, a “Seller Indemnified Party” and collectively, the “Seller Indemnified Parties”) and hold each Seller Indemnified Party harmless against, any Losses which such Seller Indemnified Party may suffer, sustain, or become subject to as a result of, arising out of, or relating to (a) any breach of any of the representations or warranties of Buyer contained in Article 4 of this Agreement, (b) any breach of, or failure to perform, any agreement or covenant of Buyer contained in this Agreement, (c) any Assumed Liability, or (d) Buyer’s or any other Buyer Indemnified Party’s use and operation of the Transferred Assets after the Effective Time (including, to the extent applicable, in connection with the transfer of any tangible Transferred Assets to Buyer’s or any of its business relations’ facilities) (collectively, “Seller Losses”).
7.3    Losses.
(a)    Buyer Losses shall be reduced by the aggregate amount of (i) any insurance proceeds actually received by any of the Buyer Indemnified Parties with respect to such Buyer Losses. If an indemnification payment is received by any Buyer Indemnified Party and such Buyer Indemnified Party later actually receives insurance proceeds in respect of the related Buyer Losses that were not previously credited against such indemnification payment when made, such Buyer Indemnified Party shall promptly pay to the Sellers, in such percentages or amounts as they may direct, an amount equal to the lesser of (A) such insurance proceeds with respect to such Buyer Losses and (B) the indemnification payment previously paid by the Sellers with respect to such Buyer Losses. Each Buyer Indemnified Party shall use reasonable and good faith efforts to collect amounts available under available insurance coverage, for any Buyer Losses to the same extent that the Buyer Indemnified Party would if such Buyer Losses were not subject to indemnification hereunder, and promptly and diligently pursue such claims relating to any Buyer Losses for which it is seeking indemnification. For purposes of clarity, notwithstanding the foregoing or anything to the contrary set forth herein, in no event shall any Buyer Indemnified Party have any right to, and Buyer shall not and shall cause the other Buyer Indemnified Parties not to, seek indemnification or contribution from any prior owner of the Business or any predecessor in interest to any Seller, including under any of the Acquisition Documents.
(b)    In no event shall either Seller be liable to any Buyer Indemnified Party for any punitive Losses, except for any such Losses to the extent actually awarded and paid to a third party in a Third Party Claim.
(c)    Each Indemnified Party shall take, and shall cause its Affiliates to take, commercially reasonable steps to mitigate any Loss to the extent required by applicable Law upon becoming aware of any event or circumstance that would be reasonably expected to, or does, given rise thereto, including incurring de minimis costs only to the minimum extent necessary to remedy the breach that gives rise to such Loss; provided, however, that the Buyer Indemnified Parties shall not have any obligation to mitigate any Losses they may suffer, sustain, or become subject to as a result of, arising out of, or relating to any Excluded Liability.
7.4    Method of Asserting Claims. As used herein, an “Indemnified Party” shall refer to a Buyer Indemnified Party or Seller Indemnified Party, as applicable; provided, that, with respect to any actions to be taken by an Indemnified Party under this Section 7.4, Indemnified Party shall mean, as applicable, Buyer or the applicable Seller(s), as applicable, and the “Indemnifying Party” shall refer to the Party obligated to indemnify such Indemnified Party.
(a)    Third Party Claims. In the event that any Indemnified Party is made a defendant in or party to any lawsuit, action, or proceeding, judicial or administrative, instituted by any third party for which the Liability or the costs or expenses are Seller Losses or Buyer Losses, as the case may be (any such third party lawsuit, action, or proceeding being referred to herein as a “Third Party Claim”), the Indemnified Party shall give the Indemnifying Party prompt notice thereof. The failure to give such notice shall not affect the Indemnified Party’s ability to seek reimbursement except to the extent such failure has materially and adversely affected the Indemnifying Party’s ability to defend successfully such Third Party Claim. Subject to the consent rights of any insurer and any other limitations in the R&W Insurance Policy, the Indemnifying Party shall be entitled to contest and defend such Third Party Claim; provided that the Indemnifying Party shall not be entitled to assume the defense and control of such Third Party Claim without the consent of the Indemnified Party if (i) a Buyer Indemnified Party or any insurer is required to assume the defense of such Third Party Claim pursuant to express terms of the R&W Insurance Policy, (ii) such Third Party Claim seeks an injunction or other equitable or non-monetary relief as the primary remedy against the Indemnified Party, (iii) such Third Party Claim is related to or otherwise arises in connection with any criminal matter, (iv) such Third Party Claim results in a material conflict of interest between the Indemnifying Party and the Indemnified Party, or (v) such Third Party Claim involves a Material Customer or Material Supplier of the Business or would reasonably be expected to adversely affect in a material respect the ability of the Indemnified Party to conduct its business other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement or recovery pursuant to the terms of the R&W Insurance Policy. Notice of the intention to so contest and defend shall be given by the Indemnifying Party to the Indemnified Party within twenty (20) Business Days after the Indemnified Party gives notice of such Third Party Claim (but, in all events, at least five (5) Business Days prior to the date that an answer or other responsive pleading to such Third Party Claim is due to be filed). Such contest and defense shall be conducted by attorneys engaged by the Indemnifying Party and reasonably acceptable to the Indemnified Party. The Indemnified Party shall be entitled at any time, at its own cost and expense (which expense shall not constitute a Loss unless such expense is incurred at the request of the Indemnifying Party), to participate in such contest and defense and to be represented by attorneys of its own choosing. If the Indemnified Party elects to participate in such defense, the Indemnified Party shall cooperate with the Indemnifying Party in the conduct of such defense of such Third Party Claim. Neither the Indemnified Party nor the Indemnifying Party may concede, settle, or compromise any Third Party Claim without the consent of the other Party, which consent shall not be unreasonably withheld or delayed;

provided, however, if the Indemnifying Party is a Seller, then the Indemnifying Party shall be entitled to settle such Third Party Claim to the extent such settlement (A) includes an unconditional release of the Indemnified Party from all Liabilities that are the subject matter of such Third Party Claim, (B) does not contain any admission of wrongdoing by the Indemnified Party, (C) would not encumber any of the assets of the Indemnified Party or impose any restriction or condition on the Indemnified Party or the conduct of any Indemnified Party’s business (other than any customary duty of confidentiality or non-disclosure) and (D) includes solely the payment of monetary damages by an Indemnifying Party; and provided, further, that such consent is not required for the Indemnified Party to settle a Third Party Claim for which it is conducting the contest and defense if settlement (w) would not involve any payment by the Indemnifying Party, (x) would not involve any injunction or other equitable or non-monetary relief against the Indemnifying Party, (y) is not related to or connected with any criminal matters or other Action by any Governmental Authority involving the Indemnifying Party, and (z) does not contain any admission of wrongdoing by the Indemnifying Party. Notwithstanding the foregoing, in the event the Indemnifying Party fails to contest and defend a Third Party Claim, the Indemnified Party shall be entitled to contest and defend such Third Party Claim, and pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 7.
(b)    Direct Claims. In the event any Indemnified Party should have a claim against any Indemnifying Party that does not involve a Third Party Claim (a “Direct Claim” and, together with Third Party Claims, “Claims”), the Indemnified Party shall promptly deliver written notice of such Direct Claim to the Indemnifying Party, which notice shall specify in reasonable detail the amount or an estimate of the amount of the Liability arising therefrom (to the extent the Liability is then estimable) and the basis therefor. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the Direct Claim described in such notice, the Losses in the amount specified in the Indemnified Party’s notice shall be deemed a Liability of the Indemnifying Party in accordance with the terms herein. If the Indemnifying Party gives notice to the Indemnified Party that it disputes the Direct Claim or fails to notify the Indemnified Party whether the Indemnifying Party disputes the Direct Claim described in such notice, the Indemnified Party may pursue its indemnification rights hereunder and whatever other legal remedies may be available to enforce its rights under this Article 7.
(c)    If a Buyer Indemnified Party is indemnified for any Losses under Section 7.1(c) with respect to any Third Party Claim and such Losses would be reduced by any right or remedy under an Assumed Contract, then the Sellers will be subrogated to all rights and remedies of the Purchaser under such Assumed Contract, and the Purchaser will, and will cause each of the Purchaser Indemnified Parties to, cooperate with Sellers in asserting all such rights and remedies against such third party.
7.5    Adjustments. Any indemnification payment made under this Article 7 will be considered an adjustment to the Purchase Price, to the maximum extent permitted by applicable Law.

7.6    Limitations. The rights to indemnification under this Article 7 shall be subject to the following limitations:
(a)    Any Claim for indemnification under this Article 7 shall be made by giving notice under Section 7.4 to Buyer or the applicable Seller(s), as applicable. Any such notice with respect to any Claim for indemnification under Section 7.1 must be given prior to the expiration of the applicable survival period for the subject matter of such claim set forth in Section 8.1. Any such Claim for indemnification given after such date will have no effect; provided, however, that in the event a Claim has been properly made prior to such date and such Claim is unresolved as of such time on such date, then the right to indemnification with respect to such Claim shall remain in effect until such matter shall have been finally resolved.
(b)    None of the Sellers shall be required to indemnify the Buyer Indemnified Parties under Section 7.1(c), until Buyer Losses arising under Section 7.1(c), individually or in the aggregate, as to which the Buyer Indemnified Parties would otherwise be entitled to indemnification (without regard to Buyer’s rights under the R&W Insurance Policy) exceed $13,800,000 (the “Basket”), at which point each Seller shall be liable to reimburse the Buyer Indemnified Parties for all Buyer Losses, that may arise in excess of the Basket.
(c)    The aggregate amount of Buyer Losses for which the Sellers will be liable with respect to a Claim for indemnification under Section 7.1 will not, in any event, exceed the Purchase Price.
7.7    Exclusive Remedy. Subject to Section 9.12 and except in the case of claims grounded in actual fraud by a Party in connection with this Agreement or the transactions contemplated hereby, each of Buyer, on the one hand, and the Sellers, on the other hand, acknowledges and agrees that with respect to the other its sole and exclusive remedy with respect to any and all claims for any breach of any representation, warranty, covenant, agreement, or obligation set forth herein or otherwise relating to the subject matter of this Agreement, shall be pursuant to the indemnification provisions set forth in this Article 7 and, with respect to the Buyer Indemnified Parties only, pursuant to the R&W Insurance Policy, regardless of whether any such claim is based on breach of contract, statute, tort or otherwise. In furtherance of the foregoing and other than in the event of actual fraud by a Party, each Party hereby waives, to the fullest extent permitted under Law, any and all rights, claims, and causes of action for any breach of any representation, warranty, covenant, agreement, or obligation, set forth herein or otherwise relating to the subject matter of this Agreement it may have against the other Party and its Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 7. Nothing in this Section 7.7 shall limit any Party’s right to seek and obtain any equitable relief to which such Party shall be entitled pursuant to Section 9.12 or relief in the case of claims grounded in actual fraud by the other Party(ies) in connection with this Agreement or the transactions contemplated hereof.

7.8    R&W Insurance Policy.
(a)    Buyer has caused the R&W Insurance Policy and coverage thereunder to be in effect as of the Effective Time, which R&W Insurance Policy does not include any rights of subrogation against the Sellers, other than with respect to the Sellers’ actual fraud. The Sellers acknowledge that Buyer is entering into the R&W Insurance Policy and that, in connection therewith, a Buyer Indemnified Party may make claims for the same Loss or series of related Losses under both this Article 7, subject to the limitations set forth in this Article 7, and under the R&W Insurance Policy, but in no event shall any Buyer Indemnified Party be entitled to recover more than the actual Losses incurred by such Buyer Indemnified Party. The Sellers further acknowledge and agree that the denial of any claim by any Buyer Indemnified Party under the R&W Insurance Policy will not be construed as, or used as evidence that, such Buyer Indemnified Party is not entitled to indemnification under this Article 7 subject to the limitations set forth in this Article 7.
(b)    Other than as provided in this Article 7 with respect to a beach of any of the representations or warranties of Seller contained Section 3.1 (Organization, Qualification, and Power), Section 3.2 (Authorization), Section 3.8 (Title to Assets) and Section 3.22 (Brokers’ Fees) (and in such event subject to the other limitations herein), the R&W Insurance Policy shall be the sole and exclusive source of recovery for all Losses actually or allegedly suffered or sustained by any Buyer Indemnified Party, or to which any Buyer Indemnified Party actually or allegedly was subjected to, as a result of, arising out of, or relating to any actual or alleged breach of or inaccuracy in any representation or warranty of the Sellers contained in this Agreement (regardless of the underlying legal theory asserted or claimed by any Buyer Indemnified Party).
(c)    Buyer shall not, and shall cause its Affiliates not to, amend, modify or otherwise change, terminate or waive any provision of the R&W Insurance Policy (i) with respect to the waiver of subrogation against the Seller set forth therein, (ii) in any manner that would be reasonably likely to increase or expand the ability or rights of the insurer(s) thereunder to bring an Action against, or otherwise seek recourse from, either Seller, or (iii) in any manner that does or would be reasonably likely to increase the Sellers’ Liability under this Agreement that is not required by applicable Law, in each case without the prior written consent of the Sellers (such consent not to be unreasonably withheld, conditioned or delayed).
7.9    Right of Setoff. Subject to the limitations of this Article 7, each of the Sellers agrees that all or any portion of any Buyer Losses actually incurred by Buyer under Section 7.1(b) in respect of the Fitzpatrick Indebtedness only, may, at Buyer’s option and upon at least five (5) days’ prior written notice from Buyer to the Sellers describing in reasonable detail the nature and basis for such Buyer Losses, be set-off against any amount otherwise due and payable by Buyer to the Sellers hereunder or under the Transition Services Agreement. With respect to any such Buyer Losses that are so set-off against any amount otherwise due and payable by Buyer to the Sellers hereunder or under the Transition Services Agreement (such amount, the “Set-Off Amount”) that have not yet been (a) finally agreed to in writing between Buyer and the Sellers as to both liability and quantum or (b) finally determined in favor of the Buyer by an arbitrator or court of competent jurisdiction and in respect of which there is no right to appeal ((a) and (b), each a “Final Determination”), to the extent the Set-Off Amount is greater than the amount determined pursuant to the Final Determination, Buyer will pay or cause to be paid to the Sellers, in such percentages or amounts as they may direct, by wire transfer of immediately available funds to an account or accounts designated in advance by the Sellers, the amount of such excess plus simple interest thereon from and including the date the set-off was made to but excluding the payment date at a rate per annum equal to the prime rate as published in The Wall Street Journal, Eastern Edition on the date the set-off was made. Such interest shall be payable at the same time as the payment to which it relates and shall be calculated daily on the basis of a year of three hundred sixty-five (365) days and the actual number of days elapsed.
8.    ADDITIONAL COVENANTS AND AGREEMENTS
8.1    Survival.
(a)    The representations and warranties contained in Article 3 and Article 4 shall expire at the Closing, except that:
(i)    the following representations and warranties in Article 3 shall survive the Closing Date indefinitely: Section 3.1 (Organization, Qualification, and Power), Section 3.2 (Authorization), Section 3.8 (Title to Assets) and Section 3.22 (Brokers’ Fees); and
(ii)    the following representations and warranties in Article 4 shall survive the Closing Date indefinitely: Section 4.1 (Organization), Section 4.2 (Authorization), and Section 4.7 (Brokers’ Fees).
(b)    The other covenants, agreements and indemnification obligations set forth in this Agreement shall survive the Closing Date until thirty (30) days after expiration of the applicable statute of limitations (taking into account any valid extension).
(c)    The foregoing time limitations in Section 8.1(a) and Section 8.1(b) shall not apply to claims arising from actual fraud by the applicable Party.
8.2    Press Release and Announcements. No press release related to this Agreement or the transactions contemplated hereby or other announcements to the customers, suppliers, licensors, vendors, licensees or other business relations of the Business regarding the Transaction shall be issued without the joint written approval of Buyer and the Sellers. No other public announcement related to this Agreement or the transactions contemplated hereby shall be made by any Party, except as required by Law (including under applicable securities Laws or the rules or regulations of any United States or foreign securities exchange), in which event the Parties shall consult with each other as to the form and substance of any such announcement required by Law.

8.3    Confidentiality. For a period of three (3) years from the Closing Date, the Sellers shall, and shall cause their Affiliates to, hold in strict confidence any nonpublic information to the extent Exclusively relating to the Business (“Business Information”); provided, however, that the foregoing restriction shall not apply to information (a) that becomes available on a non-confidential basis to the Sellers or any of their Affiliates from and after the Closing from a third party source (other than any Representatives of Sellers or any of their Affiliates) that is not known by the Sellers or any of their Affiliates to be under any obligation of confidentiality with respect to such information, (b) that is in the public domain or enters into the public domain through no breach by the Sellers or any of their Affiliates of this Section 8.3, (c) to the extent required to be disclosed by the Sellers or any of their Affiliates in order to comply with the express terms of this Agreement or any of the Ancillary Agreements or any other Contract between the Sellers or any of their Affiliates, on the one hand, and Buyer or any of its Affiliates, on the other hand, (d) to the extent required to be disclosed by the Sellers or any of their Affiliates in connection with the enforcement of any right or remedy relating to this Agreement or the Ancillary Agreements, and (e) subject to the immediately following sentence, that any of the Sellers or their Affiliates is required by subpoena, Law (including under applicable securities Laws or the rules or regulations of any United States or foreign securities exchange), litigation, or similar legal process, or by a Governmental Authority to disclose. In the event that any of the Sellers or their Affiliates is required by subpoena, Law (including under applicable securities Laws or the rules or regulations of any United States or foreign securities exchange), litigation, or similar legal process, or by a Governmental Authority to disclose such information, the Sellers shall use commercially reasonable efforts, to the extent permitted by law, to reasonably promptly notify Buyer in writing (e-mail being sufficient), which notification shall include the nature of such legal or regulatory requirement or request, as applicable, and the extent of the required or requested disclosure, so that Buyer may seek a protective order or other appropriate remedy (at Buyer’s sole cost and expense), or waive compliance with the provisions of this Section 8.3, and the Sellers shall use commercially reasonable efforts to cooperate with Buyer (at Buyer’s sole cost and expense) to preserve the confidentiality of such information, by, to the extent practicable, taking commercially reasonable steps (at Buyer’s sole cost and expense) to resist or narrow the scope of such requested or required disclosure to the extent permitted by Law. In addition, the foregoing shall not prohibit any retention of copies of records or any required disclosure in connection with the preparation and filing of financial statements in accordance with GAAP or Tax Returns of the Sellers or any of their Affiliates.
8.4    Expenses. Subject to Section 8.5, each Party shall pay all of its fees, costs and expenses in connection with the negotiation of this Agreement, the performance of its obligations hereunder, and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements. For the avoidance of doubt, the Parties acknowledge and agree that Buyer shall be solely responsible for all fees, costs and expenses associated with Buyer obtaining the R&W Insurance Policy, including any premium, underwriting fees, diligence fees, commissions, and other expenses.
8.5    Tax Matters.
(a)    Transfer Taxes. All sales, use, excise, value-added, goods and services, documentary, stamp, registration, transfer and similar taxes and fees (including any penalties and interest) relating to the purchase and sale of the Transferred Assets (such Taxes herein referred to as “Transfer Taxes”) shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes; provided, that any such Tax Returns shall be subject to the approval of the Sellers, which approval shall not be unreasonably withheld or delayed. The Sellers will reasonably cooperate with Buyer (at Buyer’s sole cost and expense): (i) in preparing and filing such Tax Returns; and (ii) to minimize or avoid any Transfer Taxes that might be imposed to the extent permitted by applicable Law.
(b)    Wage Reporting. Buyer and the Sellers shall utilize, or cause their respective Affiliates to utilize, the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage reporting.
(c)    Apportionment of Taxes. Any Tax relating to the Transferred Assets or the Business for any taxable period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”), and any refund or credit of such Tax, shall be apportioned between the portion of the Straddle Period ending on the Closing Date and the portion of the Straddle Period beginning after the Closing Date as follows: (i) if such Tax is based upon or related to income or receipts, the amount of such Tax that would be payable if the relevant taxable period ended on the Closing Date shall be apportioned to the portion of the Straddle Period ending on the Closing Date; and (ii) the amount of any other Tax apportioned to the portion of the Straddle Period ending on the Closing Date shall be the amount of such Tax for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.
(d)    Cooperation. Each of the Parties shall reasonably cooperate, and shall cause its Affiliates, and its and their Affiliates’ Representatives, as applicable, to reasonably cooperate, in preparing and filing all returns, reports, and forms relating to Taxes, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Parties acknowledge and agree that each Seller may need access, from time to time, after the Closing, to certain books and records and accounting and Tax records and information held by Buyer, to the extent such records and information pertain to events occurring on or prior to the Closing; therefore, Buyer agrees that from and after the Closing, Buyer shall, and shall cause its Affiliates and successors to, (i) properly retain and maintain such records and information until such time as the Sellers agree in writing that such retention and maintenance is no longer necessary, and (ii) allow each Seller and its Representatives to inspect, review, and make copies of such records and information as such Seller or its Representatives may deem necessary or appropriate from time to time.
8.6    Further Assurances. Following the Closing, each of the Parties shall, and shall cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and/or the Ancillary Agreements.
8.7    Certain Post-Closing Matters.
(a)    No Use of Certain Names.
(i)    Except as set forth in this Section 8.7(a) or in the Transition Services Agreement, following the Closing, Buyer shall not have any rights by virtue of this Agreement or any of the transactions or other agreements contemplated hereby to the Names, addresses, or phone numbers of any Seller or any of its Affiliates other than those expressly included in the Transferred Assets.
(ii)    As soon as reasonably practicable following the Closing (but in any event no later than ninety (90) days after the Closing), Buyer shall revise all product literature relating to the Products, including by deleting all references to the Names and to the Sellers’ and their Affiliates’ customer service address and phone number. Beginning on the Closing and continuing for a period of ninety (90) days thereafter, Buyer may distribute product literature that uses any Names, addresses, or phone numbers of a Seller or any of its Affiliates to the extent that such product literature exists as of immediately prior to the Closing, and each Seller hereby grants to Buyer rights under any copyright or other intellectual property owned by such Seller to the extent necessary to allow Buyer to so use such product literature during such period; provided, that (A) Buyer shall institute appropriate procedures (which procedures may be tracking of lot number information) to ensure that the Products manufactured, finished, marketed, sold, or distributed by or on behalf of Buyer can be distinguished from the Products manufactured, finished, marketed, sold, or distributed by or on behalf of any Seller or any of its Affiliates prior to the Closing Date, and (B) Buyer shall be solely responsible for ensuring that the content, use, and distribution of such product literature complies and is in accordance with applicable Law.
(iii)    Each Seller hereby grants permission to Buyer to use the Names to the extent necessary to allow Buyer to market, distribute, and sell the Inventory and any inventory of Products manufactured during the Registration Transition Period (as defined in the Transition Services Agreement), and each Seller hereby agrees that it will not revoke such permission for a period of at least six (6) months following the end of such Registration Transition Period. In no event shall Buyer use any Names in any manner or for any purpose that differs from the use of the Names by the Sellers or their Affiliates during the ninety (90)-day period ending on the Closing Date.
(b)    Trademarks.
(i)    For purposes of recordation with applicable governmental entities and registrars, Buyer shall have the right to file or record the assignment of the registered Trademarks, and applications to register Trademarks included in the Transferred Assets and any additional assignment documents as provided by the Sellers or as agreed to by the Sellers under this Agreement with the United States Patent and Trademark Office and any other equivalent authority, entity or agency anywhere else in the world, and each Seller hereby authorizes and requests the Commissioner of Patents and Trademarks and any such equivalent authorities, entities or agencies to record Buyer as the assignee and owner of such Trademarks and registration applications.
(ii)    At any time from and after the Closing Date until the third (3rd) anniversary of the Closing Date, Buyer or its Affiliates may conduct a global audit of the third parties who hold Trademarks for Chore Boy®, Chlorinol®, Cinch®, Comet® and Spic and Span® or confusingly similar Trademarks (the “Sold Brands”). Such audit will consist of the engagement of attorneys or other appropriate consultants by Buyer or its Affiliates to determine: (A) in which jurisdictions the Sold Brands can be applied for, registered, or otherwise secured for Buyer; and (B) the jurisdictions where applications, registrations, infringing conduct, or any other act or omission of any Person (including rights held by the Sellers and their Affiliates) that is likely to cause confusion with the Sold Brands or otherwise limit Buyer’s ability to exploit the Sold Brands (“Competing Rights”), can be opposed, cancelled, invalidated, challenged, or otherwise remedied (including, by purchasing any right, title or interest in such Competing Rights) based on colorable legal or equitable arguments in Buyer’s counsel’s reasonable judgment, or commercial negotiations in Buyer’s reasonable judgment (in each case, an available “Remediation Activity”). For each Trademark designated for a Remediation Activity by Buyer, Buyer and its third-party attorneys and consultants will conduct such Remediation Activity in accordance with a reasonably detailed, written action plan reasonably agreed between the Sellers and Buyer following the Closing (and updated from time to time as agreed by the Sellers and Buyer in writing) but prior to the initiation of any such Remediation Activity. The Sellers’ consent to each such action plan will not be unreasonably withheld, conditioned, or delayed and Sellers’ and its Affiliates’ costs and Buyer’s and its Affiliates’ costs, in each case included in the Trademark Audit Cap shall not be a ground for the Sellers’ withholding, conditioning, or delaying a consent. The Sellers will indemnify Buyer for up to $1,500,000 in the aggregate (subject to reduction for the costs and Liabilities incurred by the Sellers and their Affiliates in accordance with the immediately following sentence, the “Trademark Audit Cap”) for the actual and documented out-of-pocket costs and Liabilities incurred by Buyer at any time prior to the three (3)-year anniversary of the Closing Date for the global audit conducted by or on behalf of Buyer as contemplated by the first sentence of this Section 8.7(b)(ii) or for any Remediation Activity (it being understood and agreed that in no event (x) shall the Sellers or any of their Affiliates have any liability or responsibility to indemnify or reimburse Buyer for any costs or Liabilities incurred by or on behalf of Buyer under this Section 8.7(b)(ii) in excess of $1,500,000 in the aggregate (subject to reduction for the costs and Liabilities incurred by the Sellers and their Affiliates in accordance with the immediately following sentence), or (y) shall the Sellers or any of their Affiliates have any liability or responsibility under this Section 8.7(b)(ii) to indemnify or reimburse Buyer for any costs or Liabilities incurred by Buyer or any of its Affiliates arising out of any action undertaken by Buyer, its Affiliates, or their respective Representatives in connection with Remediation Activity, which such action is not contemplated by the terms of the action plan agreed upon between Buyer and the Sellers pursuant to this Section 8.7(b)(ii). All documented out-of-pocket costs and Liabilities incurred by the Sellers and their Affiliates in providing the cooperation contemplated by the immediately following sentence will be borne by the Sellers and their Affiliates, but such costs and Liabilities will be applied towards and reduce the Trademark Audit Cap for all purposes of this Section 8.7(b)(ii). Each Seller shall (and shall cause its Affiliates to) cooperate and assist reasonably with Buyer to do all other affirmative acts reasonably necessary to assist Buyer with Buyer’s global audit contemplated by the first sentence of this Section 8.7(b)(ii) and any Remediation Activity, provided however, the Sellers shall not be obligated to incur any out-of-pocket costs or Liabilities following the exhaustion of the Trademark Audit Cap, it being understood that the provision of information and documents from the Sellers’ readily available records in their possession and the execution of reasonable Trademark assignment documentation prepared by the Buyer will not be deemed to require the expenditure of out-of-pocket costs and Liabilities by the Sellers. To the extent requested by Buyer, each Seller and each applicable Affiliate of such Seller hereby irrevocably designates and appoints (and, to the extent necessary, each Seller shall cause its Affiliates to irrevocably designate and appoint) Buyer and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act for and on its behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 8.7(b)(ii) with the same legal force and effect as if executed by such Seller or such Affiliate.
(c)    Updated Customer Contact Information. Within thirty (30) days following the Closing Date, the Sellers shall deliver to Buyer the name and contact details from Sellers’ business records of a point of contact for each of the Other Customers.
8.8 Wrong Pockets, Receivables and Other Similar Post-Closing Payments
(d)    Following the Closing, if (i) Buyer receives any payments in respect of any Excluded Assets, Buyer shall, within ten (10) Business Days of receipt of such payment, remit the full amount of such payment to the Sellers, in such percentages or amounts as they may direct, and (ii) either Seller or any of its Affiliates receives any payments in respect of any Transferred Assets, such Seller shall, and Parent shall and shall procure that its Affiliates shall, within ten (10) Business Days of receipt of such payment, remit the full amount of such payment to Buyer.
(e)    To the extent that Buyer holds, owns or possesses any Excluded Assets or Excluded Liabilities following the Closing, Buyer shall transfer to the Sellers, in such percentages or amounts as they may direct, or, as the Sellers direct, their applicable Affiliates, or confirm the Sellers or their applicable Affiliates’ right, title to or interest in, all of such Excluded Assets or Excluded Liabilities, to put the Sellers or their applicable Affiliates in actual possession and operating control thereof and to permit the Sellers to exercise all rights with respect thereto.
(f)    To the extent that the Sellers, Parent or any of their Affiliates hold, own or possess any Transferred Asset or Assumed Liability following the Closing, the Sellers shall, and Parent shall and shall cause its Affiliates to, in accordance with Section 2.5(c) as if Parent and its Affiliates were a party to such provision, and otherwise in accordance with this Agreement, transfer to Buyer or, as Buyer directs, its applicable Affiliates, or confirm Buyer’s or its applicable Affiliates’ right, title to or interest in, all of such Transferred Assets or Assumed Liabilities, to put Buyer or its applicable Affiliates in actual possession and operating control thereof and to permit Buyer to exercise all rights with respect thereto (including, to the extent the Consent of such third party is obtained, rights under Contracts and other arrangements as to which the Consent of any third party to the transfer thereof shall not have previously been obtained).
8.9    Books, Records and Files.
(a)    Paper copies or tangible embodiments of the Books, Records and Files (other than the Transferred Business Records which are physically transferred to Buyer and the income and similar Tax Returns and related books, records and files) to the extent relating to the Business, the Transferred Assets or the Assumed Liabilities that are stored as of the Closing in any facilities of the Sellers or any of their Affiliates or any third party records storage facility (“Archived Records”) shall, subject to this Section 8.9, remain in such facility, or a successor thereto, until the earlier of the transfer or destruction of such Archived Records in accordance with the standard archiving procedures of the Sellers and their Affiliates.
(b)    After the Closing Date, where there is a legitimate business purpose, the Sellers will provide Buyer with access, upon prior reasonable written request specifying the legitimate business need therefor, during regular business hours, to the Books, Records and Files to the extent relating to the Business (other than the Transferred Business Records physically transferred to Buyer) and Buyer and its Representatives shall have the right to make copies of such books and records at their sole cost or to receive copies electronically from the Seller that possesses them; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of the Sellers and the Sellers shall the right to redact any Books, Records and Files to the extent not related to the Business or impose customary confidentiality obligations on any materials not related to the Business.
8.10    [Intentionally Omitted].

8.11    Non-Competition. For a period of five (5) years from and after the Closing Date (the “Restricted Period”), Parent shall not, and shall cause each of its Subsidiaries not to, directly or indirectly, engage in the business of developing, manufacturing, packaging, offering for sale, selling or marketing household cleaning products in North America (the “Competing Activities”); provided, however, that Parent and its Subsidiaries may: (a) own or acquire, directly or indirectly, the securities of any Person that engages in any of the Competing Activities if Parent and its Subsidiaries do not, directly or indirectly, own more than five percent (5%) of the aggregate outstanding equity securities of such Person; (b) perform and conduct such activities as are required by the terms of the Transition Services Agreement; (c) be a passive owner for investment purposes of no more than five percent (5%) of the outstanding equity securities or debt securities of any publicly-traded entity; (d) be a passive investor with no management rights in any investment fund that holds securities in any Person engaged in a Competing Activity as long as such fund is managed by Persons that are not Subsidiaries of Parent; and (e) without limiting the generality of the foregoing, acquire any Person or business unit of any Person engaged in a Competing Activity if (i) the Competing Activity contributed less than twenty-five percent (25%) of such Person’s or business unit’s, as applicable, total revenues (based on its latest annual audited financial statements, if available); (ii) subject to Buyer’s prior execution and delivery to Parent of a confidentiality agreement in form and substance reasonably acceptable to Parent, Buyer is given notice of the sale of the business unit performing (or assets constituting) such Competing Activities at least one month prior to the date that the Competing Activities are offered for sale to any third party and, for a period of three (3) weeks during such month and prior to the date any Competing Activities are offered for sale to any third party, Buyer is given a good faith opportunity to exclusively review such business unit (or assets), the materials related to the sale which are proposed to be circulated by the Seller(s) (including any financial statements or materials related to the financial state of the business unit (or assets)) to prospective third party purchasers, and to make an offer to directly or indirectly acquire such business unit (or assets), and (iii) Parent or its applicable Subsidiary within eighteen (18) months of the acquisition of such Person or business unit effects the sale of such business unit performing (or assets constituting) such Competing Activities.
8.12    Limited Guaranty.
(a)    To induce Buyer to enter into this Agreement, Guarantor, for the benefit of Buyer, hereby absolutely, unconditionally and irrevocably guarantees (as primary obligor and not merely as surety) to Buyer the due, punctual and complete payment and/or performance, as applicable, of all present and future payment and performance obligations of the Sellers pursuant to this Agreement (each, an “Obligation” and collectively, the “Obligations”), subject to any applicable limitations on the obligations of the Sellers set forth in this Agreement (the “Guaranty”).
(b)    The Guaranty is an absolute, irrevocable and unconditional guaranty and is enforceable against Guarantor without the necessity for any suit or proceeding whatsoever against either Seller, and without the necessity of any protest or notice of non-payment or of any notice of acceptance of the Guaranty or of any other notice or demand to which Guarantor might otherwise be entitled, all of which Guarantor hereby expressly waives to the extent permitted by applicable Law. In addition, Guarantor hereby expressly waives, to the fullest extent permitted by applicable Law: (i) the right to require Buyer to proceed against or exhaust any security granted to Buyer by either Seller or by any other Person, or to pursue any other remedy in Buyer’s power whatsoever; (ii) the right to have the property of either Seller first applied to discharge of the Obligations; (iii) any defense arising by reason of any disability or other defense of either Seller that does not affect the Obligations; (iv) any defense based upon any assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of either Seller or any permitted assignee), or any other stay provided under any other debtor relief Law now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Buyer to enforce any rights, whether now existing or hereafter acquired, which Buyer may have against Guarantor; and (v) any right of setoff that Guarantor or either Seller may have against Buyer.
(c)    Guarantor agrees (i) that the Guaranty is a continuing guaranty of payment, and not a guaranty of collection, and (ii) that the validity of the Guaranty and the obligations of Guarantor under Section 8.12(a) shall not be terminated, affected, diminished or impaired by reason of (A) the assertion or the failure of Buyer to assert against either Seller any of the rights or remedies reserved to Buyer pursuant to the provisions of this Agreement, subject to the limitations set forth in this Agreement, (B) any assignment, modification or amendment of this Agreement made in accordance with the terms hereof, including any extension of time hereunder, or (C) any dealings or transactions whatsoever occurring between Buyer and either Seller, whether or not notice thereof is given to Guarantor, (D) the consolidation or merger of either Seller with or into any other Person, or the sale, lease or other disposition by either Seller of all or substantially all of its assets to any other Person, whether or not effected in compliance with the provisions of this Agreement, (E) the bankruptcy or insolvency of either Seller, admission in writing by either Seller of its inability to pay its debts as they mature, or the making of a general assignment by either Seller for the benefit of its creditors, or (F) the existence of any claim, setoff or other right that Guarantor may have at any time against Buyer or either Seller, whether in connection with any Obligation or otherwise. The Parties acknowledge and agree that, except in the case of actual fraud by Guarantor or to the extent arising from or related to any other agreement executed by Guarantor, that the rights and remedies provided in this Section 8.12 are the exclusive rights and remedies that Buyer and each other Buyer Indemnified Party may otherwise have at law or in equity against Guarantor with respect to this Agreement, but shall not prejudice Buyer’s or any other Buyer Indemnified Party’s right to assert any other claim against either Seller under this Agreement (subject to the terms of this Agreement). Guarantor agrees that the Guaranty shall continue to be effective or shall be automatically reinstated, as the case may be, if and to the extent that at any time any performance or payment of any Obligation, or any part thereof, by either Seller is rescinded or must otherwise be returned by any Buyer Indemnified Party for any reason whatsoever.
8.13    No Reorganization. Parent agrees that it shall not, and will procure that its Subsidiaries do not, adopt or implement a plan for the dissolution, merger, restructuring,

consolidation, recapitalization or other reorganization or similar transaction involving Guarantor or any of its Subsidiaries which would result in Guarantor not having sufficient assets to meet its obligations under this Agreement, without first causing one of its Subsidiaries of equivalent creditworthiness to Guarantor as at the date of this Agreement to assume Guarantor’s obligations hereunder prior to such dissolution, merger, restructuring, consolidation, recapitalization or other reorganization or similar transaction.
9.    MISCELLANEOUS
9.1    Amendment and Waiver. This Agreement may be amended, and any provision of this Agreement may be waived; provided, however, that any such amendment or waiver shall be binding on the Sellers only if such amendment or waiver is set forth in a writing executed by each Seller, shall be binding on Guarantor only if such amendment or wavier is set forth in a writing executed by Guarantor, shall be binding on Parent only if such amendment or wavier is set forth in a writing executed by Parent, and shall be binding on Buyer only if such amendment or waiver is set forth in a writing executed by Buyer. No course of dealing between or among any Persons having any interest in this Agreement shall be deemed effective to modify, amend, or discharge any part of this Agreement or any rights or obligations of any Person under or by reason of this Agreement.
9.2    Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) Business Day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.2):

Notices to the Sellers, Guarantor, or Parent:	c/o Prestige Brands Holdings, Inc. 660 White Plains Road, Suite #250 Tarrytown, NY 10591 Attention: General Counsel Facsimile: (914) 524-7488

with, in each case, a required copy (which shall not constitute notice) to:	Reed Smith LLP 10 South Wacker Drive, 40th Floor Chicago, IL 60606 Attention: Michelle L. Moore Morley S. Fortier III Facsimile: (312) 207-6400

Notices to Buyer:	c/o KIK Customs Products Inc. 101 MacIntosh Boulevard Concord, Ontario Canada L4K 4R5 Attention: Isabelle Pierre Facsimile: (905) 660-9310

with, in each case, a required copy (which shall not constitute notice) to:	Baker & McKenzie LLP 660 Hansen Way Palo Alto, California 94304 Attention: Matthew Gemello William Rowe Facsimile: (650) 856-9299
9.3    No Third Party Beneficiaries. Except as provided in Article 7, nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any other Person other than the Parties and their respective successors and permitted assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or Liability of any third Person to any Party, nor shall any provision give any third Person any right of subrogation or action over or against any Party. Except as provided in Article 7, this Agreement is not intended to and does not create any third party beneficiary rights whatsoever.
9.4    No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Party.
9.5    Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.
9.6    Complete Agreement. This Agreement together with the Ancillary Agreements and the documents referred to herein contain the complete agreement between the Parties and supersede any prior understandings, agreements, or representations by or among the

Parties, written or oral, which may have related to the subject matter herein in any way; provided, however, that this Agreement shall not supersede the Confidentiality Agreement.
9.7    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
9.8    Governing Law; Consent to Forum. All matters arising out of or relating to this Agreement shall be governed by and construed in accordance with the internal laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction). ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE INSTITUTED IN THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK OR THE COURTS OF THE STATE OF NEW YORK LOCATED IN THE CITY OF NEW YORK AND COUNTY OF NEW YORK, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. EACH PARTY HEREBY AGREES THAT SERVICE OF PROCESS, SUMMONS, NOTICE, OR OTHER DOCUMENT BY CERTIFIED MAIL TO ITS ADDRESS SET FORTH IN SECTION 9.2 SHALL BE EFFECTIVE SERVICE OF PROCESS UPON SUCH PARTY FOR ANY SUIT, ACTION, OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
9.9    Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. None of the Parties may assign any of its rights or delegate any of its obligations hereunder without the prior written consent of the other Parties. Any purported assignment or delegation in violation of this Section 9.9 shall be null and void. No assignment or delegation shall relieve the assigning or delegating Party of any of its obligations hereunder.
9.10    Rules of Construction. The following provisions shall be applied where appropriate herein: (a) “herein,” “hereby,” “hereunder,” “hereof”, and other equivalent words shall refer to this Agreement as an entirety and not solely to the particular portion of this Agreement in which any such word is used; (b) all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural; (c) wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders; (d) neither this Agreement nor any other agreement, document, or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Party as the principal draftsperson hereof or thereof; (e) all references or citations in this Agreement to statutes or regulations or statutory or regulatory provisions shall generally be considered citations to such statutes, regulations, or provisions as in effect on the date hereof, except that when the context otherwise requires, such references shall be considered citations to such statutes, regulations, or provisions as in effect from time to time, including any successor statutes, regulations, or provisions directly or indirectly superseding such statutes, regulations, or provisions; (f) any references herein to a particular section, article, exhibit or schedule means a section or article of, or an exhibit or schedule to, this Agreement unless another agreement is specified; (g) the exhibits and schedules attached hereto are incorporated herein by reference and shall be considered part of this Agreement; (h) the words “including”, “include”, and other words of similar import shall be deemed to be followed by the phrase “without limitation” and shall not be limited by any enumeration or otherwise; (i) the word “or” is not exclusive; and (j) the symbol “$” and word “dollars” shall mean dollars of the United States of America.
9.11    Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid or unenforceable term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, then the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.
9.12    Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
[SIGNATURE PAGE FOLLOWS]

The Parties and Guarantor are signing this Agreement as of the date first written above.

SELLERS: PRESTIGE BRANDS INTERNATIONAL, INC. By: /s/ Ronald M. Lombardi Name: Ronald M. Lombardi Its: President THE SPIC AND SPAN COMPANY By: /s/ Ronald M. Lombardi Name: Ronald M. Lombardi Its: President

BUYER: KIK INTERNATIONAL LLC By: /s/ Ben Kaak Name: Ben Kaak Its: Executive Vice President and Chief Administrative Officer and Assistant Secretary

GUARANTOR (SOLELY FOR PURPOSES OF SECTION 8.12 AND ARTICLE 9): MEDTECH HOLDINGS, INC. By: /s/ Ronald M. Lombardi Name: Ronald M. Lombardi Its: President

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

PARENT (SOLELY FOR PURPOSES OF SECTION 8.8, SECTION 8.11, SECTION 8.13 AND ARTICLE 9): PRESTIGE BRANDS HOLDINGS, INC. By: /s/ Ronald M. Lombardi Name: Ronald M. Lombardi Its: President & CEO